Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of April 8, 2013, is by and among (a) ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), (b) ESTERLINE TECHNOLOGIES EUROPE LIMITED, a company organized under the laws of the United Kingdom (the “U.K. Borrower”, and together with the Company, collectively the “Borrowers”), (c) the Domestic Subsidiaries of the Company party hereto (collectively, the “Guarantors”), (d) PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation, SOURIAU USA, INC., a Delaware corporation, CMC ELECTRONICS AURORA LLC, a Delaware limited liability company and ESTERLINE TECHNOLOGIES SGIP LLC, a Delaware limited liability company (collectively, the “Additional Guarantors”), (e) the U.S. Term Loan Lenders (as defined below) and (f) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Company, the Guarantors, the banks and financial institutions from time to time party thereto (the “Existing Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of March 11, 2011 (as amended by that certain First Amendment to Credit Agreement dated as of April 29, 2011, that certain Second Amendment to Credit Agreement dated as of May 17, 2011, that certain Third Amendment to Credit Agreement dated as of July 20, 2011 and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have informed the Administrative Agent that the Company intends to incur $175.0 million of additional indebtedness under the Credit Agreement in the form of an Incremental Term Loan (the “U.S. Term Loan”) provided by certain existing Lenders (the “U.S. Term Loan Lenders”) pursuant to Section 2.22 of the Credit Agreement; and

WHEREAS, the Credit Parties have requested that the Administrative Agent amend certain provisions of the Credit Agreement to provide for the U.S. Term Loan pursuant to its authority under Section 2.22 of the Credit Agreement.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT TO CREDIT AGREEMENT

1.1 Amendment to Credit Agreement. From and after the Amendment Effective Date (as hereinafter defined), the Credit Agreement is amended to read in the form of the Credit Agreement attached hereto as Exhibit A to this Amendment (the “Amended Credit Agreement”).

1.2 Amendment to Schedules and Exhibits. Those certain Schedules and Exhibits attached as Exhibit B to this Amendment shall replace the corresponding Schedules and Exhibits to the Credit Agreement. All other Schedules and Exhibits to the Credit Agreement shall not be modified or otherwise affected.

ARTICLE II

JOINDER AGREEMENT

2.1 Each Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Amendment, such Additional Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. Each Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Credit Documents, including, without limitation (a) all of the representations and warranties set forth in Article III of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph, each Additional Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Credit Party Obligations in accordance with Article X of the Credit Agreement.

2.2 Each Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Amendment, such Additional Guarantor will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. Each Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this paragraph, each Additional Guarantor hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of such Additional Guarantor in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of such Additional Guarantor.

2.3 Each Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Amendment, such Additional Guarantor will be deemed to be a party to the Pledge Agreement, and shall have all the rights and obligations of a “Pledgor” (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement. Each Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the

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generality of the foregoing terms of this paragraph, each Additional Guarantor hereby pledges and assigns to the Administrative Agent, for the benefit of the Lenders, and grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of such Additional Guarantor in and to Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement).

2.4 Each Additional Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Security Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement and the Security Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Security Documents) to reflect the information shown on the attached Exhibit B.

2.5 The U.S. Borrower and each Additional Guarantor represents and warrants that the information on Exhibit B to this Amendment applicable to it is true and correct as of the date hereof.

2.6 The Borrowers confirm that the Credit Agreement is, and upon each Additional Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon each Additional Guarantor becoming a Guarantor the term “Credit Party Obligations,” as used in the Credit Agreement, shall include all obligations of each Additional Guarantor under the Credit Agreement and under each other Credit Document.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Administrative Agent and the U.S. Term Loan Lenders and acknowledged and agreed to by the U.K. Guarantors.

(b) Organizational Documents. The Administrative Agent shall have received (i) a certificate of a secretary or assistant secretary of (A) the Company certifying that the articles of incorporation, bylaws and/or other organizational documents (or their equivalent), as applicable, of each Credit Party (other than the Additional Guarantors) and the U.K. Guarantors that were delivered on the Closing Date (as defined in the Credit Agreement), the Third Amendment Effective Date (as defined in the Credit Agreement) or the date on which any Credit Party was joined as a Guarantor pursuant to the terms of the Credit Agreement, as applicable, or certified updates as applicable, remain true and correct and in force and effect as of the Amendment Effective Date and (B) each Additional Guarantor, attaching the articles of incorporation, bylaws and/or other organizational documents (or their equivalent), as applicable and (ii) resolutions, incumbency and good standing certificates (or their equivalent), as applicable, for the Credit Parties and the U.K. Guarantors.

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(c) Officer’s Certificate. The Administrative Agent shall have received updated financial projections and an officer’s certificate demonstrating that, after giving effect to the U.S. Term Loan on a Pro Forma Basis, the Company will be in compliance with the financial covenants set forth in Section 5.9 of the Credit Agreement.

(d) Legal Opinion. The Administrative Agent shall have received an opinion of counsel for the Credit Parties dated the Amendment Effective Date, addressed to the Administrative Agent and the U.S. Term Loan Lenders and in form and substance acceptable to the Administrative Agent.

(e) Fees and Expenses.

(i) The Administrative Agent shall have received from the Company, for the account of each U.S. Term Loan Lender that executes and delivers a signature page to this Amendment to the Administrative Agent (each such Lender, an “Incremental Lender”), an upfront fee in an amount equal to 10 basis points on the aggregate principal amount of the U.S. Term Loan held by such U.S. Term Loan Lender.

(ii) The Administrative Agent shall have received from the Company such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby (including, without limitation, the fees and expenses owing pursuant to the Fee Letter dated as of March 14, 2013) and King & Spalding LLP shall have received from the Company payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(f) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV

MISCELLANEOUS

4.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

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(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) Except as specifically provided in this Amendment, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

4.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

4.5 Expenses. The Company agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

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4.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

4.9 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.10 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.11 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

COMPANY:	ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation

	By:	/s/ ROBERT D. GEORGE
	Name:	Robert D. George
	Title:	Chief Financial Officer, Vice President & Corporate Development

GUARANTORS:	ADVANCED INPUT DEVICES, INC.,
a Delaware corporation
ANGUS ELECTRONICS CO.,
a Delaware corporation
ARMTEC COUNTERMEASURES CO.,
a Delaware corporation
ARMTEC COUNTERMEASURES TNO CO.,
a Delaware corporation
ARMTEC DEFENSE PRODUCTS CO.,
a Delaware corporation
AVISTA, INCORPORATED,
a Wisconsin corporation
BVR TECHNOLOGIES CO.,
a Delaware corporation
CMC ELECTRONICS AURORA LLC,
a Delaware limited liability company
ECLIPSE ELECTRONIC SYSTEMS, INC.,
a Texas corporation
ESTERLINE INTERNATIONAL COMPANY,
a Delaware corporation
ESTERLINE SENSORS SERVICES AMERICAS, INC., a Delaware corporation
ESTERLINE US LLC,
a Delaware limited liability company
HYTEK FINISHES CO.,
a Delaware corporation

	By:	/s/ ROBERT D. GEORGE
	Name:	Robert D. George
	Title:	Vice President of each of the foregoing

[signature pages continue on next page]

ESTERLINE TECHNOLOGIES CORPORATION

FOURTH AMENDMENT TO CREDIT AGREEMENT

JANCO CORPORATION,
a California corporation
KIRKHILL-TA CO.,
a California corporation
KORRY ELECTRONICS CO.,
a Delaware corporation
LEACH HOLDING CORPORATION,
a Delaware corporation
LEACH INTERNATIONAL CORPORATION,
a Delaware corporation
LEACH TECHNOLOGY GROUP, INC.,
a Delaware corporation
MASON ELECTRIC CO.,
a Delaware corporation
MC TECH CO.,
a Delaware corporation
MEMTRON TECHNOLOGIES CO.,
a Delaware corporation
NMC GROUP, INC.,
a California corporation
NORWICH AERO PRODUCTS, INC.,
a New York corporation
PALOMAR PRODUCTS, INC.,
a Delaware corporation
PACIFIC AEROSPACE & ELECTRONICS, INC.,
a Washington corporation
SOURIAU USA, INC.,
a Delaware corporation

By:	/s/ ROBERT D. GEORGE
Name:	Robert D. George
Title:	Vice President of each of the foregoing

ESTERLINE TECHNOLOGIES HOLDINGS LIMITED
ESTERLINE TECHNOLOGIES LIMITED

By:	/s/ ROBERT D. GEORGE
Name:	Robert D. George
Title:	Director of each of the foregoing

ESTERLINE TECHNOLOGIES CORPORATION

FOURTH AMENDMENT TO CREDIT AGREEMENT

ESTERLINE EUROPE COMPANY LLC,
a Delaware limited liability company
ESTERLINE TECHNOLOGIES SGIP LLC,
a Delaware limited liability company

By:	Esterline Technologies Corporation, its Sole Manager

By:	/s/ ROBERT D. GEORGE
Name:	Robert D. George
Title:	Chief Financial Officer, Vice President & Corporate Development

LEACH INTERNATIONAL MEXICO S. DE R.L. DE C.V.

By:	/s/ ROBERT D. GEORGE
Name:	Robert D. George
Title:	First Vice President

ESTERLINE TECHNOLOGIES CORPORATION

FOURTH AMENDMENT TO CREDIT AGREEMENT

U.K. BORROWER:	ESTERLINE TECHNOLOGIES EUROPE
LIMITED, a company organized under the laws of the United Kingdom

	By:	/s/ ROBERT D. GEORGE
	Name:	Robert D. George
	Title:	Director

ESTERLINE TECHNOLOGIES CORPORATION

FOURTH AMENDMENT TO CREDIT AGREEMENT

Acknowledged and Agreed:

ESTERLINE TECHNOLOGIES FRENCH ACQUISITION LIMITED
ESTERLINE INTERFACE TECHNOLOGIES LIMITED
GAMESMAN LIMITED
WESTON AEROSPACE LIMITED
DARCHEM HOLDINGS LIMITED
DARCHEM ENGINEERING LIMITED
RACAL ACOUSTICS GROUP LIMITED
RACAL ACOUSTICS HOLDINGS LIMITED
RACAL ACOUSTICS LIMITED

By:	/s/ ROBERT D. GEORGE
Name:	Robert D. George
Title:	Director of each of the foregoing

ESTERLINE TECHNOLOGIES CORPORATION

FOURTH AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a U.S. Term Loan Lender and as Administrative Agent

	By:	/s/ RUSS CARSON
	Name:	Russ Carson
	Title:	VP

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent on behalf of the Lenders

	By:	/s/ RUSS CARSON
	Name:	Russ Carson
	Title:	VP

U.S. TERM LOAN LENDERS:	TD BANK, N.A.

	By:	/s/ DAVID PERLMAN
	Name:	David Perlman
	Title:	Senior Vice President

U.S. TERM LOAN LENDERS:	Bank of America, N.A.

	By:	/s/ ARTHUR NG
	Name:	Arthur Ng
	Title:	Vice President

U.S. TERM LOAN LENDERS:	BARCLAYS BANK PLC

	By:	/s/ AARTI RAO
	Name:	Aarti Rao
	Title:	Director

U.S. TERM LOAN LENDERS:	BNP Paribas,

	By:	/s/ BERANGERE ALLEN
	Name:	Berangere Allen
	Title:	Director

	By:	/s/ RICHARD PACE
	Name:	Richard Pace
	Title:	Managing Director

ESTERLINE TECHNOLOGIES CORPORATION FOURTH AMENDMENT

U.S. TERM LOAN LENDERS:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ ROBERT W. BOSWELL
	Name:	Robert W. Boswell
	Title:	Senior Vice President

U.S. TERM LOAN LENDERS:	HSBC Bank USA, N.A.

	By:	/s/ SIMON A. PHILP
	Name:	Simon A. Philp
	Title:	Vice President & Relationship Manager

U.S. TERM LOAN LENDERS:	Union Bank, N.A.

	By:	/s/ RAY WARD
	Name:	Ray Ward
	Title:	Vice President

U.S. TERM LOAN LENDERS:	The Northern Trust Company

	By:	/s/ BRITTANY MONDANE
	Name:	Brittany Mondane
	Title:	Officer

U.S. TERM LOAN LENDERS:	ROYAL BANK OF CANADA

	By:	/s/ RICHARD C. SMITH
	Name:	Richard C. Smith
	Title:	Authorized Signatory

U.S. TERM LOAN LENDERS:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ KURBAN H. MERCHANT
	Name:	Kurban H. Merchant
	Title:	Vice President

ESTERLINE TECHNOLOGIES CORPORATION FOURTH AMENDMENT

EXHIBIT A

Amended Credit Agreement

Exhibit A

Published CUSIP Number: [            ]

EXECUTION VERSION

$635,000,000

€125,000,000

CREDIT AGREEMENT

among

ESTERLINE TECHNOLOGIES CORPORATION,

as the Company,

ESTERLINE TECHNOLOGIES EUROPE LIMITED,

as the U.K. Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE COMPANY

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

BANK OF AMERICA, N.A.

and

BNP PARIBAS,

as Co-Syndication Agents

and

UNION BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

Dated as of March 11, 2011

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

BNP PARIBAS,

as Joint Lead Arrangers

and

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,

UNION BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Bookrunners

As amended by the following:

First Amendment to Credit Agreement dated as of April 29, 2011

Second Amendment to Credit Agreement dated as of May 17, 2011

Third Amendment to Credit Agreement dated as of July 20, 2011

Fourth Amendment to Credit Agreement dated as of April 8, 2013

Prepared by:

i

Schedules

Schedule 1.01	Mandatory Cost Formulae
Schedule 1.1(d)	Existing Letters of Credit
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 3.3	Patriot Act Information; Pledged Equity Interests
Schedule 3.6	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.14	Authorizations, Approvals, Actions, Notes & Filings
Schedule 3.16(a)	Intellectual Property
Schedule 3.16(b)	Documents, Instruments and Tangible Chattel Paper
Schedule 3.16(c)	Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts, Uncertificated Investment Property
Schedule 3.16(d)	Commercial Tort Claims
Schedule 3.23	Material Contracts
Schedule 3.24	Insurance
Schedule 3.29	Authorized Officers
Schedule 3.30	Surviving Debt
Schedule 3.31	Liens
Schedule 3.33	Investments

Exhibits

Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Joinder Agreement
Exhibit 1.1(d)	Form of Notice of Borrowing
Exhibit 1.1(e)	Form of Notice of Conversion/Extension
Exhibit 1.1(f)	Form of Bank Product Provider Notice
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(e)	Form of Revolving Loan Note
Exhibit 2.2(d)	Form of Euro Term Loan Note
Exhibit 2.2(g)	Form of U.S. Term Loan Note
Exhibit 2.4(d)	Form of Swingline Loan Note
Exhibit 2.16	Form of U.S. Tax Compliance Certificate
Exhibit 4.1(b)	Form of Officer’s Certificate
Exhibit 4.1(f)	Form of Solvency Certificate
Exhibit 4.1(o)	Form of Financial Condition Certificate
Exhibit 5.2(b)	Form of Officer’s Compliance Certificate

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THIS CREDIT AGREEMENT, dated as of March 11, 2011, is by and among ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), ESTERLINE TECHNOLOGIES EUROPE LIMITED, a company organized under the laws of the United Kingdom (the “U.K. Borrower” and, together with the Company, collectively the “Borrowers”), the Guarantors (as hereinafter defined), the Obligated Foreign Subsidiaries (as hereinafter defined), the Lenders (as hereinafter defined) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate amount of up to (a) $635,000,000 and (b) €125,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Designation Notice” shall mean (a) the Account Designation Notice dated as of the Closing Date from the Company to the Administrative Agent, (b) the Account Designation Notice dated as of the Third Amendment Effective Date from the U.K. Borrower to the Administrative Agent, and (c) the Account Designation Notice dated as of the Fourth Amendment Effective Date from the Company to the Administrative Agent, in each case in substantially the form attached hereto as Exhibit 1.1(a).

“Acquisition” shall mean the acquisition by the U.K. Borrower of the outstanding shares of capital stock of Souriau Technologies Holding, Jupiter S.A.S. and the shares of Financiere Jupiter S.A.S. not held by Jupiter S.A.S. from the current equity holders to occur on or before the date that is one Business Day following the Third Amendment Effective Date.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.13 shall be in effect in determining LIBOR pursuant to clause (c) hereof, the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Terrorism Order” shall mean that certain Executive Order 13224 signed into law on September 23, 2001.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Leverage Ratio), it being understood that the Applicable Margin for (a) Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Margin
Level	Leverage Ratio	LIBOR Margin & L/C Fee	Base Rate Margin	Commitment Fee
I	Less than 2.00 to 1.00	1.50%	0.50%	0.30%
II	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	1.75%	0.75%	0.30%
III	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	2.00%	1.00%	0.375%
IV	Greater than or equal to 3.5 to 1.00	2.25%	1.25%	0.40%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the quarterly financial information (in the case of the first three fiscal quarters of the Company’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Company’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level IV until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Margins shall be as set forth in Level II until the financial information and certificates required to be delivered pursuant to Section 5.1 and 5.2 for the first full fiscal quarter to occur following the Closing Date have been delivered to the Administrative Agent, for distribution to the Lenders. In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Company shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 2.8 and Article VII.

“Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Time” shall mean, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean, collectively, WFS and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.

“Authorized Officers” shall mean the Responsible Officers set forth on Schedule 3.29.

“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b), the applicable

Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider. Any Bank Product established from and after the time that the Lenders have received written notice from the Company or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 9.1, shall not be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b).

“Bank Product Amount” shall have the meaning set forth in the definition of Bank Product.

“Bank Product Debt” shall mean the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.

“Bank Product Provider” shall mean any Person that provides Bank Products to a Credit Party or any Subsidiary to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Bank Product Provider Notice” shall mean a notice substantially in the form of Exhibit 1.1(f).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(e).

“Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“British Pounds Sterling” shall mean British pounds sterling, the lawful currency of the United Kingdom.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market (b) with respect to any Loan or Letter of Credit denominated in a Foreign Currency, the term “Business Day” shall also exclude any day that is not a Target Settlement Day and (c) in the case of a Loan or Letter of Credit denominated in a Foreign Currency, the term “Business Day” shall also exclude any day on which commercial banks in the home country of such Foreign Currency are authorized or required by law to close.

“Canadian Dollars” shall mean Canadian dollars, the lawful currency of Canada.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lender or the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar or Foreign Currency denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 365/366 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7) and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365/366 days or less.

“Cash Management Services” shall mean any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934) directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Company; or (b) during any period of up to 24 consecutive months, commencing after the date hereof, individuals who at the beginning of such 24-month period were directors (or directors who were nominated or approved by such directors) of the Company shall cease for any reason to constitute a majority of the board of directors of the Company; (c) any Person or two or more Persons acting in concert shall have acquired by contract (other than customary employment contracts for seniors officers) or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management policies of the Company; or (d) any “Change of Control” or similar occurrence as defined in the 2007 Senior Notes (so long as any Obligations are outstanding under the 2007 Senior Notes), the 2010 Senior Notes (so long as any Obligations are outstanding under the 2010 Senior Notes) or in any other instrument relating to Material Debt; or (e) so long as (i) there is any outstanding principal under the Euro Term Loan or the U.K. Borrower Revolving Loans or (ii) there is any outstanding Commitment under the U.K. Borrower Revolving Loans, the Company shall fail, directly or indirectly, to legally and beneficially own 100% of the Equity Interests of the U.K. Borrower.

“Closing Date” shall mean March 11, 2011.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party or a Subsidiary, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity or (b) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity.

“Commitment” shall mean the Revolving Commitments, the LOC Commitment, the Euro Term Loan Commitments, the U.S. Term Loan Commitments and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Percentage” shall mean the Revolving Commitment Percentage, the Euro Term Loan Commitment Percentage and/or the U.S. Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Maturity Date.

“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, LOC Obligations and Participation Interests at such time.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Revolving Loans” shall have the meaning set forth in Section 2.1(a).

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Company and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income or Consolidated Net Loss, as the case may be, for such period plus (b) the sum of (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) non cash items, in each case, which were deducted in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of the Company and its Subsidiaries on a Consolidated basis for such period.

“Consolidated Interest Expense” shall mean, for any period, all interest expense (including amortization of debt discount and premium and the interest component under Capital Leases) for such period of the Company and its Subsidiaries on a Consolidated basis.

“Consolidated Net Assets” shall mean the book value of all assets of the Company and its Subsidiaries on a Consolidated basis, net of accumulated depreciation and amortization, determined in accordance with GAAP.

“Consolidated Net Income” and “Consolidated Net Loss” means, respectively, for any period, the aggregate net income or loss from continuing operations of the Company and its Subsidiaries on a Consolidated basis.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the U.K. Guaranty, the Letters of Credit, LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party or Obligated Foreign Subsidiary in connection therewith (other than any agreement, document, certificate or instrument related to a Bank Product).

“Credit Party” shall mean any of the Company, the U.K. Borrower or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) the Obligations and (b) for purposes of the Security Documents and all provisions under the other Credit Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, all Bank Product Debt.

“Debt for Borrowed Money” of any Person shall mean, without duplication, at any date of determination, all items that, in accordance with GAAP, would be classified as Indebtedness on a Consolidated balance sheet of such Person and all Off-Balance Sheet Obligations of such Person at such date; provided that there shall be excluded from such determination amounts under Hedging Agreements, except to the extent such amounts are due and payable.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Margin applicable to Alternate Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” shall mean, subject to Section 2.21(b) any Lender that, as determined by the Administrative Agent (with notice to the Company of such determination), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender is disputing its funding obligations in good faith, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, except in connection with a good faith dispute, under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate (as determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed; provided that the Company shall be deemed to have approved such Person unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender (or any of their Affiliates).

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union (Official Journal C 191, July 29, 1992).

“EMU Legislation” shall mean legislative measures of the European Council (including, without limitation, European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ETEL Shares Charge” shall mean the shares charge dated on or about the Third Amendment Effective Date granted by the U.K. Borrower in favor of the Trustee, together with any other charge over shares now or in the future granted by the U.K. Borrower in favor of the Trustee as security for the Secured Obligations (as defined in the ETEL Shares Charge).

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Euro Term Loan” shall have the meaning set forth in Section 2.2(a).

“Euro Term Loan Commitment” shall mean, with respect to each Euro Term Loan Lender, the commitment of such Euro Term Loan Lender to make its portion of the Euro Term Loan in a principal amount equal to such Euro Term Loan Lender’s Euro Term Loan Commitment Percentage of the Euro Term Loan Committed Amount.

“Euro Term Loan Commitment Percentage” shall mean, for any Euro Term Loan Lender, the percentage identified as its Euro Term Loan Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Euro Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Euro Term Loan Facility” shall have the meaning set forth in Section 2.2(a).

“Euro Term Loan Lender” shall mean a Lender holding a Euro Term Loan Commitment or a portion of the outstanding Euro Term Loan.

“Euro Term Loan Note” or “Euro Term Loan Notes” shall mean the promissory notes of the U.K. Borrower (if any) in favor of any of the Euro Term Loan Lenders evidencing the portion of the Euro Term Loan provided by any such Euro Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Euro Unit” shall mean the currency unit of the Euro.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Existing Letter of Credit” shall mean each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 1.1(d) hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Percentage” means, as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Sharing Event (but before giving effect to any actions to occur on such date pursuant to Article XI) of which (a) the numerator shall be the sum of (i) the then outstanding Revolving Loans and Term Loans held by such Lender plus (ii) the principal amount of such Lender’s Revolving Commitment Percentage of outstanding Letters of Credit and Swingline Loans (in each case taking the Dollar Equivalent of any amounts expressed in a Foreign Currency on the date of the occurrence of the Sharing Event) and (b) the denominator of which shall be the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Term Loans plus (ii) the aggregate principal amount of all Letters of Credit and Swingline Loans (in each case taking the Dollar Equivalent of any amounts expressed in a Foreign Currency on the date of the occurrence of the Sharing Event).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party or Obligated Foreign Subsidiary under any Credit Document, (a) any Other Connection Taxes, (b) any U.S. federal withholding Tax imposed by a law in effect at the time a Foreign Lender (other than an assignee under Section 2.19) becomes a party hereto (or designates a new lending office), with respect to any payment made by or on account of any obligation of a U.S. Borrower to such Foreign Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of the assignment (or designation of a new lending office), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.16(a), (c) Taxes attributable to any Lender’s failure to comply with Section 2.16(f), (d) any U.S. federal withholding Tax imposed on any payment of fees pursuant to Section 2.5 and (e) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations with respect thereto or official interpretations thereof.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean the letter agreement dated January 14, 2011, addressed to the Company from Wells Fargo, WFS, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Foreign Currency” shall mean (a) Euros, (b) British Pounds Sterling and (c) Canadian Dollars.

“Foreign Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in a Foreign Currency as reasonably determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Reserve” shall mean, at any time, the Dollar Equivalent (determined as of the most recent Revaluation Date) equal to 5% of the aggregate amount of the Foreign Currency Revolving Loans outstanding at such time.

“Foreign Currency Revolving Loan” shall mean any Revolving Loan denominated in a Foreign Currency.

“Foreign Currency Sublimit” shall mean $75,000,000.

“Foreign Lender” shall mean any Lender or Issuing Lender, (a) with respect to any Borrower other than a U.S. Borrower, that is treated as foreign by the jurisdiction in which such Borrower is resident for tax purposes, and (b) with respect to any U.S. Borrower, that, (i) is not a U.S. Person, or (ii) is a partnership or other entity treated as a partnership for U.S. federal income tax purposes that is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships for U.S. federal income tax purposes that are U.S. Persons) are not U.S. Persons.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment” shall mean that certain Fourth Amendment to Credit Agreement dated as of the Fourth Amendment Effective Date by and among the Credit Parties, the U.K. Guarantors, the Obligated Foreign Subsidiaries, the U.S. Term Loan Lenders and the Administrative Agent.

“Fourth Amendment Effective Date” shall mean April 8, 2013.

“French Pledge Agreements” shall mean the pledge of the shares of the French Subsidiary dated as of the Third Amendment Effective Date executed by the U.K. Borrower, Esterline Technologies French Acquisition Limited and the Administrative Agent, for and on behalf of the Secured Parties, as the same may be amended, modified, extended, restated, replaced or supplemented from time to time in accordance with the terms hereof and thereof.

“French Subsidiary” shall mean Esterline Technologies France Holding SNC, a French société en nom collectif, having its registered office at 5, allée Charles Pathé, 18941 Bourges Cedex and whose registration number is 533 318 390 RCS Bourges.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.17.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean the Domestic Subsidiaries of the Company as are, or may from time to time become parties to this Agreement and, at the Company’s election, any Foreign Subsidiaries.

“Guaranty” shall mean the guaranty of the Guarantors and the Obligated Foreign Subsidiaries set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Impacted Lender” shall mean, subject to Section 2.21(b) any Lender that, as determined by the Administrative Agent (with notice to the Company of such determination), has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be an Impacted Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Incremental Increase Amount” shall have the meaning set forth in Section 2.22.

“Incremental Term Loan” shall have the meaning set forth in Section 2.22.

“Indebtedness” of any Person shall mean, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capital Leases, (f) all obligations of such Person under acceptances, letters of credit or other similar arrangements or credit support facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all net obligations of such Person in respect of Hedging Agreements, (i) all Guaranty Obligations and Off-Balance Sheet Obligations of such Person and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Intercompany Debt” shall have the meaning set forth in Section 9.19.

“Interest Coverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA for the four (4) consecutive quarters ending on such date, to (b) Consolidated Interest Expense for the four (4) consecutive quarters ending on such date.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Margin”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Company in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six, months thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv) no Interest Period in respect of any Loan shall extend beyond the Maturity Date and, further with regard to the Term Loans, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(v) no more than ten (10) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Equity Interests, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any advance, loan or other extension of credit to, any Person or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any Guaranty Obligation for a letter of credit issued on behalf of such Person, but excluding any Letter of Credit issued pursuant to this Agreement) incurred for the benefit of such Person.

“Issuing Lender” shall mean, as the context may require, (a) with respect to (i) all Existing Letters of Credit and (ii) all other Letters of Credit issued on behalf of the Company or any Domestic Subsidiary in Dollars, Wells Fargo and (b) with respect to all other Letters of Credit, either (A) Wells Fargo or (B) such other Lender that agrees to become an Issuing Lender as requested by the Company and approved by the Administrative Agent (such approval not to be unreasonably withheld), together with any successor to any such issuing lender hereunder.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(c), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Joined U.K. Subsidiary” shall have the meaning set forth in Section 5.10(b).

“Korry Lease” means that certain Building Lease and Sublease, dated March 26, 2008, between Capstone PF LLC and Korry Electronics Co., as amended.

“Lender” shall mean any of the several banks and other financial institutions as are, or may from time to time become parties to this Agreement; provided that notwithstanding the foregoing, “Lender” shall not include any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries.

“Letter of Credit” shall mean (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time in accordance with the terms of this Agreement.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“Leverage Ratio” shall mean, at any date of determination, the ratio of (a) (i) Consolidated total Debt for Borrowed Money (other than (1) the amount of any lease that constituted an Operating Lease under GAAP as of the Closing Date but, as a result of any change in GAAP, constitutes a Capital Lease on the date of determination and (2) temporary Indebtedness permitted pursuant to Section 6.1) at such date plus, without duplication, (ii) the undrawn amount of all outstanding Letters of Credit (other than (1) trade Letters of Credit, (2) performance based Letters of Credit and (3) Letters of Credit which are Cash Collateralized) at such date less (A) if Revolving Loans (including undrawn Letters of Credit) in an aggregate principal Dollar Equivalent of $20,000,000 or less are outstanding, domestic cash and Cash Equivalents on hand of the Company and its Subsidiaries or (B) if Revolving Loans (including undrawn Letters of Credit) in an aggregate principal Dollar Equivalent greater than $20,000,000 are outstanding, domestic cash and Cash Equivalents of the Credit Parties and their Subsidiaries held in accounts with Lenders or Affiliates of Lenders that are subject to Deposit Account Control Agreements in favor of the Administrative Agent (for the benefit of the Secured Parties) in an amount not to exceed $100,000,000; provided that the $100,000,000 limitation shall not apply to the calculation of the Leverage Ratio for purposes of determining the Applicable Margin to (b) Consolidated EBITDA for the four (4) consecutive quarters ending on such date.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) and, in the case of a Foreign Currency, the appropriate page of the Reuters Screen which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency, as the London interbank offered rate for deposits in Dollars or such Foreign Currency at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars or such Foreign Currency in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected. With respect to any LIBOR Rate Loan denominated in British Pounds Sterling or Euros, for any Interest Period, “LIBOR” shall mean the rate equal to the sum of (A) the rate determined in accordance with the foregoing terms of this definition plus (B) any Mandatory Cost for such Interest Period.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a LIBOR rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent in accordance with the definition of “LIBOR”.

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).

“Loan” shall mean a Revolving Loan, the Euro Term Loan, the U.S. Term Loan, a Swingline Loan and/or an Incremental Term Loan (if any), as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s LOC Commitment as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries, taken as a whole, (b) the legality, validity, binding effect or enforceability against any Credit Party or any Subsidiary of any Credit Document to which it is a party or (c) the ability of any Credit Party or any Subsidiary to perform its Obligations under any Credit Document to which it is or is to be a party. For purposes of clarification, the incurrence of Indebtedness by the Company and/or its Subsidiaries in compliance with this Agreement shall not, in and of itself, be deemed to be a Material Adverse Effect.

“Material Contract” shall mean with respect to the Company or its Subsidiaries, each contract to which such Person is a party involving aggregate consideration payable to or by such Person in excess of 10% of Consolidated revenues in any year of the Company and its Subsidiaries, taken as a whole, or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries, taken as a whole.

“Material Debt” means Debt for Borrowed Money in an aggregate principal amount in excess of $25,000,000.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the date that is five years following the Third Amendment Effective Date; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Net Income Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party or Obligated Foreign Subsidiary under any Credit Document, (a) any Taxes imposed on or measured by such recipient’s overall net income (however denominated), or any franchise Taxes imposed on such recipient in lieu of net income Taxes by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located.

“Non-Defaulting Lender’ shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” or “Notes” shall mean the Revolving Loan Notes, the Euro Term Loan Notes, the U.S. Term Loan Notes and/or the Swingline Loan Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(d).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(e).

“Obligated Foreign Subsidiaries” shall mean (a) Esterline Technologies Holdings Ltd., (b) Esterline Technologies Ltd., (c) Leach International Mexico S. de R.L. de C.V. and (d) any other Foreign Subsidiary that agrees to be an Obligated Foreign Subsidiary on terms and conditions satisfactory to the Administrative Agent; provided, however, to the extent the Company elects to join any Obligated Foreign Subsidiary as a Guarantor pursuant to Section 5.10 of this Agreement, such entity shall cease to be an Obligated Foreign Subsidiary hereunder upon becoming a Guarantor.

“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties, the U.K. Guarantors and the Obligated Foreign Subsidiaries to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties and the Obligated Foreign Subsidiaries or for which any Credit Party or Obligated Foreign Subsidiary is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, U.K. Guarantor or Obligated Foreign Subsidiary, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligation” means, with respect to any Person, any Obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with GAAP, if such Obligations would give rise to a claim against such Person in a proceeding referred to in Section 7.1(e).

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party or Obligated Foreign Subsidiary under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document), including without limitation, taxes imposed on or measured by its overall income (however denominated), and franchise taxes imposed on it (in lieu of income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Domestic Lending Office is located.

“Other Taxes” shall mean all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Participating Member State” shall mean each country so described in any EMU Legislation.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.6.

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.4.

“Patent Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party or a Subsidiary of a Credit Party of (a) all or substantially all of the assets or not less than a majority of the outstanding Voting Stock or economic interests of a Person (together with all or any portion of the non-voting Equity Interests of such Person), (b) a Person that is incorporated, formed or organized by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case so long as:

(i) no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same or similar lines of business (or any reasonable extensions or expansions thereof) as one or more of the principal businesses of the Company and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a Material Adverse Effect (as determined in good faith by the board of directors (or the persons performing similar functions) of the Company or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) (A) immediately after giving effect to such purchase or other acquisition, the Company and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 5.9, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.1 and (B) the Administrative Agent shall have received, with respect to any such purchase or other acquisition or series of related purchases or acquisitions, the total cash and noncash consideration (excluding Equity Interests of the Company) paid by or on behalf of the Company and its Subsidiaries for which exceeds $100,000,000, (1) within 30 days after the consummation of such purchase or acquisition, a description of each Person so purchased or acquired and the material terms of such acquisition,

(2) within 30 days after the consummation of such purchase or acquisition, a copy of summary financial information and, to the extent available, audited financial statements of each Person so purchased or acquired for the quarter and year most recently ended and (3) prior to the consummation of such purchase or acquisition, a certificate from the Company certifying that immediately after giving effect to such purchase or other acquisition, the Company and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 5.9;

(v) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target; and

(vi) the Company shall have delivered to the Administrative Agent, on behalf of the Secured Parties, at least five Business Days prior to the date on which any such purchase or other acquisition for which the total cash and noncash consideration (excluding Equity Interests of the Company) paid by or on behalf of the Company and its Subsidiaries exceeds $100,000,000, a certificate executed by a Responsible Officer, certifying that all of the requirements set forth in this definition to be satisfied by the consummation date have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Investments” shall have the meaning set forth in Section 6.5.

“Permitted Liens” shall have the meaning set forth in Section 6.2.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Credit Parties (other than the U.K. Borrower) in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Preferred Interests” shall mean, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Redeemable” shall mean, with respect to any Equity Interest, any Indebtedness or any other right or Obligation, any such Equity Interest, Indebtedness, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” shall have the meaning set forth in Section 9.6(c).

“Reimbursement Obligation” shall mean the obligation of the Company to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043 or otherwise.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of (a) the outstanding Revolving Commitments, Euro Term Loan and U.S. Term Loan or (b) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.

“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, for any Credit Party, U.K. Guarantor or Obligated Foreign Subsidiary, the chief executive officer, the president or chief financial officer of such Credit Party or Obligated Foreign Subsidiary and any additional responsible officer that is designated as such to the Administrative Agent.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation other than in connection with a Permitted Acquisition or other transaction permitted by Section 6.5, (e) the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the calculation of the Consolidated Net Income or Consolidated Net Loss (as the case may be) of the Company.

“Revaluation Date” shall mean each of the following: (a) each date a Loan is made pursuant to Section 2.1 or Section 2.4; (b) each date a Loan is converted to or continued as a LIBOR Rate Loan pursuant to the terms of this Agreement; (c) each date a Revolving Loan is made to reimburse a Swingline Loan or drawing under a Letter of Credit or a Participation Interest is required to be purchased in an outstanding Swingline Loan or outstanding LOC Obligation pursuant to the terms of this Agreement; (d) the last Business Day of each calendar month; and (e) such additional dates as the Administrative Agent or the Required Lenders shall reasonably specify.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” shall mean, for any Revolving Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Facility” shall have the meaning set forth in Section 2.1(a).

“Revolving Facility Increase” shall have the meaning set forth in Section 2.22.

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.

“Revolving Loan” shall have the meaning set forth in Section 2.1 and shall be comprised of the Company Revolving Loans and the U.K. Borrower Revolving Loans.

“Revolving Loan Note - Company” shall mean the promissory notes of the Company provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Revolving Loan Note - U.K. Borrower” or “Revolving Loan Notes” shall mean the promissory notes of the U.K. Borrower provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the U.K. Borrower Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced or supplemented from time to time.

“Revolving Loan Notes” shall mean the Revolving Loan Notes - Company and /or the Revolving Loan Notes - U.K. Borrower, as applicable.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” shall mean the Administrative Agent, the Lenders and the Bank Product Providers; provided, that, the Administrative Agent shall not be considered a Secured Party for purposes of the French Pledge Agreements.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Credit Parties (other than the U.K. Borrower) in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the U.K. Collateral Documents, the French Pledge Agreements, any Deposit Account Control Agreement and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Credit Party Obligations (or, with respect to the U.K. Collateral Documents, the Obligations of the U.K. Borrower) whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Sharing Event” means (a) the occurrence of any Event of Default under Section 7.1(e), (b) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case in accordance with Section 7.2 or (iii) the failure of any Borrower to pay any principal of, or interest on, any Loans or any LOC Obligations on the Maturity Date.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Solvent” and “Solvency” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” shall mean, for any currency, the rate determined by the Administrative Agent, to be the rate quoted by the Person acting in such capacity, as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Surviving Debt” means Indebtedness of each Credit Party and its Subsidiaries outstanding as of the Closing Date and described in Schedule 3.30 attached hereto, and shall include the 2007 Senior Notes and the 2010 Senior Notes.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Exposure” means, with respect to any Lender, an amount equal to the Applicable Percentage of such Lender multiplied by the principal amount of outstanding Swingline Loans.

“Swingline Lender” shall mean Wells Fargo and any successor swingline lender.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Loan Note” shall mean the promissory note of the Company in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Target Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean the Euro Term Loan and the U.S. Term Loan.

“Term Loan Lenders” shall mean the Euro Term Loan Lenders and the U.S. Term Loan Lenders.

“Third Amendment” shall mean that certain Third Amendment to Credit Agreement dated as of the Third Amendment Effective Date by and among the Credit Parties, the U.K. Guarantors the Obligated Foreign Subsidiaries, the Lenders and the Administrative Agent.

“Third Amendment Effective Date” shall mean July 20, 2011.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents and the other transactions contemplated hereby and pursuant to the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.

“Trustee” shall have the meaning set forth in the U.K. Trust Agreement.

“2007 Indenture” means the note purchase agreement among the Company, certain of its Subsidiaries and the Trustee party thereto dated as of March 1, 2007, pursuant to which the 2007 Senior Notes were issued, as amended or otherwise modified to the extent permitted under Section 6.11.

“2007 Senior Notes” means the senior notes of the Company in an aggregate principal amount of $175,000,000, issued pursuant to the 2007 Indenture.

“2010 Indenture” means that Indenture, dated as of August 8, 2010, among the Company, the Subsidiaries party thereto and Wells Fargo, as trustee, pursuant to which the 2010 Senior Notes were issued, as amended or otherwise modified to the extent permitted under Section 6.11.

“2010 Senior Notes” means the senior notes of the Company in an aggregate principal amount of $250,000,000, issued pursuant to the 2010 Indenture.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“U.K. Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of the U.K. Borrower or any Subsidiary thereof whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term “U.K. Asset Disposition” shall not include (a) the sale, lease, transfer or other disposition of assets permitted by Section 6.4(b)(i), (b)(ii), (b)(iii), (b)(v), (b)(vi), (b)(viii), (b)(ix), (b)(x) or (b)(xi), or (b) any issuance by the U.K. Borrower or any of its Subsidiaries of its Equity Interests to the Company or a Subsidiary of the Company.

“U.K. Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“U.K. Borrower Revolving Loans” shall have the meaning set forth in Section 2.1(a).

“U.K. Borrower Sublimit” shall have the meaning set forth in Section 2.1(a).

“U.K. Collateral Documents” shall mean (a) the ETEL Shares Charge, (b) the U.K. Composite Shares Charge, (c) the U.K. Security Agreement, (d) the U.K. Guaranty, (e) the U.K. Trust Agreement and (f) the Security Assignment of Escrow Agreement and Escrow Account, dated as of the Third Amendment Effective Date, by and among the U.K. Borrower and the Administrative Agent.

“U.K. Composite Shares Charge” shall mean the shares charge dated on or about the Third Amendment Effective Date granted by the chargors as set out in column 1 of schedule 1 therein in favor of the Trustee, together with any other charge over shares now or in the future granted by any Subsidiary of the U.K. Borrower organized under the laws of England and Wales in favor of the Trustee as security for the Secured Obligations (as defined in the U.K. Composite Shares Charge).

“U.K. Guarantors” shall mean those Subsidiaries of the U.K. Borrower that execute or become party to the U.K. Guaranty.

“U.K. Guaranty” shall mean that certain Guarantee and Indemnity agreement dated as of the Third Amendment Effective Date executed by the U.K. Guarantors in favor of the Trustee.

“U.K. Net Cash Proceeds” shall mean the aggregate cash proceeds received by the U.K. Borrower or any Subsidiary thereof in respect of any U.K. Asset Disposition or U.K. Recovery Event, net of (a) direct costs paid or payable as a result thereof (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets at issue and that is required to be repaid under the terms thereof as a result of any U.K. Asset Disposition; it being understood that “U.K. Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the U.K. Borrower or any Subsidiary thereof in respect of any U.K. Asset Disposition or U.K. Recovery Event.

“U.K. Obligors” shall mean those Subsidiaries of the Company that execute or become party to any U.K. Collateral Document or the French Pledge Agreements.

“U.K. Recovery Event” shall mean the receipt by the U.K. Borrower or its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking (including by eminent domain) or similar event with respect to any of their respective property or assets.

“U.K. Security Agreement” shall mean the security agreement dated on or about the Third Amendment Effective Date granted by the chargors as defined therein in favor of the Trustee, together with any other security now or in the future granted by any Subsidiary of the Company in favor of the Trustee as security for the Secured Liabilities (as defined in the U.K. Security Agreement).

“U.K. Trust Agreement” shall mean the trust agreement dated on or about the Third Amendment Effective Date by and among the Trustee, the Administrative Agent, the Obligors identified therein and the Lenders party thereto as “Secured Parties.”

“U.S. Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Domestic Subsidiary or any ownership interest in a joint venture) of the Company or any Domestic Subsidiary thereof whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term “U.S. Asset Disposition” shall not include (a) the sale, lease, transfer or other disposition of assets permitted by Section 6.4(b)(i), (b)(ii), (b)(iii), (b)(v), (b)(vi), (b)(viii), (b)(ix), (b)(x) or (b)(xi), or (b) any issuance by the Company or its Domestic Subsidiaries of their Equity Interests to the Company or a Domestic Subsidiary of the Company.

“U.S. Borrower” shall mean a Borrower that is a U.S. Person.

“U.S. Net Cash Proceeds” shall mean the aggregate cash proceeds received by the Company or any Domestic Subsidiary thereof in respect of any U.S. Asset Disposition or U.S. Recovery Event, net of (a) direct costs paid or payable as a result thereof (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets at issue and that is required to be repaid under the terms thereof as a result of any U.S. Asset Disposition; it being understood that “U.S. Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Company or any Domestic Subsidiary thereof in respect of any U.S. Asset Disposition or U.S. Recovery Event.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“U.S. Recovery Event” shall mean the receipt by the Company or its Domestic Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking (including by eminent domain) or similar event with respect to any of their respective property or assets.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f) and shall be in substantially the same form as the applicable certificate set forth on Exhibit 2.16.

“U.S. Term Loan” shall have the meaning set forth in Section 2.2(a).

“U.S. Term Loan Commitment” shall mean, with respect to each U.S. Term Loan Lender, the commitment of such U.S. Term Loan Lender to make its portion of the U.S. Term Loan in a principal amount equal to such U.S. Term Loan Lender’s U.S. Term Loan Commitment Percentage of the U.S. Term Loan Committed Amount.

“U.S. Term Loan Commitment Percentage” shall mean, for any U.S. Term Loan Lender, the percentage identified as its U.S. Term Loan Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“U.S. Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“U.S. Term Loan Facility” shall have the meaning set forth in Section 2.2(a).

“U.S. Term Loan Lender” shall mean a Lender holding a U.S. Term Loan Commitment or a portion of the outstanding U.S. Term Loan.

“U.S. Term Loan Note” or “U.S. Term Loan Notes” shall mean the promissory notes of the Company (if any) in favor of any of the U.S. Term Loan Lenders evidencing the portion of the U.S. Term Loan provided by any such U.S. Term Loan Lender pursuant to Section 2.2(g), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with its successors and/or assigns.

“WFS” shall mean Wells Fargo Securities, LLC, together with its successors and assigns.

“Withholding Agent” shall mean a Credit Party, the Administrative Agent, or, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, such Lender or any partnership for U.S. federal income tax purposes that is a direct or indirect (through a chain of entities treated as flow-through entities for U.S. federal income tax purposes) beneficial owner of such Lender, or any of their respective agents, that is required under applicable law to deduct or withhold any Tax from a payment by or on account of any obligation of any Credit Party under any Credit Document.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

Section 1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Company, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Financial Covenant Calculations. The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 and for purposes of determining the Applicable Margin, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period (including by adding any cost saving synergies or cash restructuring charges associated with such Permitted Acquisition in a manner reasonably satisfactory to the Administrative Agent, which aggregate amount shall be limited for calculation purposes to 5% of Consolidated EBITDA after giving effect to such Permitted Acquisition), subject to adjustments mutually acceptable to the Company and the Administrative Agent and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any disposition permitted by Section 6.4(b)(iv), (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 1.4 Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5 Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by an Authorized Officer.

Section 1.6 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts; Exchange Rates; Currency Equivalents.

(a) Each obligation of the Borrowers to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalents of Extensions of Credit and amounts outstanding hereunder denominated in a Foreign Currency. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(d) Wherever in this Agreement, in connection with any Extension of Credit, any conversion, continuation or prepayment of a Loan or any renewal of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent, as reasonably determined by the Administrative Agent.

(e) Wherever in this Agreement an amount is expressed in Dollars, it shall be deemed to refer to the Dollar Equivalent or Foreign Currency Equivalent thereof, as applicable.

(f) Determinations by the Administrative Agent pursuant to this Section shall be conclusive absent demonstrable error.

(g) Subject to the provisions of Section 9.26, each provision in this Agreement relating to payments to be made by the Borrowers on account of principal, interest and fees which requires payment in Dollars, shall be deemed to mean (i) in the case of Loans or other amounts denominated in Dollars, payment in Dollars and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, payment in such Foreign Currency.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Loans.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans (“Revolving Loans”) (i) in Dollars and in Foreign Currencies to the Company (“Company Revolving Loans”) and (ii) in Foreign Currencies to the U.K. Borrower (“U.K. Borrower Revolving Loans”), in each case from time to time in an aggregate principal amount of up to FOUR HUNDRED SIXTY MILLION DOLLARS ($460,000,000) (as increased from time to time as provided in Section 2.22 and as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that (A) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Commitment Percentage of outstanding LOC Obligations plus such Lender’s Revolving Credit Commitment Percentage of the Foreign Currency Reserve shall not exceed such Revolving Lender’s Revolving Commitment, (B) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus the Foreign Currency Reserve shall not exceed the Revolving Committed Amount then in effect, (C) the aggregate principal Dollar Equivalent of outstanding Revolving Loans made to the Company denominated in a Foreign Currency, together with the Dollar Equivalent of outstanding LOC Obligations with respect to Letters of Credit denominated in a Foreign Currency, shall not exceed the Foreign Currency Sublimit and (D) the aggregate principal Dollar Equivalent of Revolving Loans made to the U.K. Borrower shall not exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (the “U.K. Borrower Sublimit”). Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request and Revolving Loans denominated in a Foreign Currency may consist of only LIBOR Rate Loans, and in each case, may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that during the three (3) Business Day period commencing on the Third Amendment Effective Date, the U.K. Borrower may only borrow Revolving Loans to the extent the U.K. Borrower has delivered a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Third Amendment Effective Date. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. The U.K. Borrower shall not constitute a Borrower under the Company Revolving Loans and the Company shall not constitute a Borrower under the U.K. Borrower Revolving Loans.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Company shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 2:00 P.M. on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans, on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars and on the fourth Business Day prior to the date of the requested borrowing in the case of Revolving Loans denominated in a Foreign Currency. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) the applicable Borrower, (E) whether the borrowing shall consist of Loans denominated in a Foreign Currency, (F) for borrowings denominated in Dollars, whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and (G) if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Company shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder, (3) the currency of such borrowing, then such notice shall be deemed to be a request for Loans denominated in Dollars or (4) the applicable Borrower, then such notice shall be deemed to be a request for a Loan to the Company. The Administrative

Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Revolving Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent, for the account of the applicable Borrower, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing by (A) 2:00 P.M. on the date specified in the applicable Notice of Borrowing in the case of any Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan that is a Foreign Currency Revolving Loan. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of such office (or such other account that the Company may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d) Interest. Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Loan Notes; Covenant to Pay. Each Borrower’s obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by (i) a duly executed promissory note of the Company for the Company Revolving Loans in substantially the form of Exhibit 2.1(e)(1) and (ii) a duly executed promissory note of the U.K. Borrower for the U.K. Borrower Revolving Loan to such Revolving Lender in substantially the form of Exhibit 2.1(e)(2). Each Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2 Term Loans.

(a) Term Loans. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Euro Term Loan Lender severally, but not jointly, agrees to make available to the U.K. Borrower (through the Administrative Agent) on the Third Amendment Effective Date such Euro Term Loan Lender’s Euro Term Loan Commitment Percentage of a term loan denominated in Euros (the “Euro Term Loan”) in the aggregate principal amount of ONE HUNDRED TWENTY-FIVE MILLION EUROS (€125,000,000) (the “Euro Term Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “Euro Term Loan Facility”). Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each U.S. Term Loan Lender severally, but not jointly, agrees to make available to the Company (through the Administrative Agent) on the Fourth Amendment Effective Date such U.S. Term Loan Lender’s U.S. Term Loan Commitment Percentage of a term loan denominated in Dollars (the “U.S. Term Loan”) in the aggregate principal amount of ONE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($175,000,000) (the “U.S. Term Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “U.S. Term Loan Facility”). Upon receipt by the Administrative Agent of the proceeds of the Euro Term Loan and the U.S. Term Loan, such proceeds will then be made available to the U.K. Borrower or the Company, as applicable, by the Administrative Agent by crediting the account of the U.K. Borrower or the Company, as applicable, on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Euro Term Loan Lenders or the U.S. Term Loan Lenders, as applicable, and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the U.K. Borrower or the Company, as applicable). The Euro Term Loan shall consist of LIBOR Rate Loans; provided, that the U.K. Borrower shall deliver a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Third Amendment Effective Date. LIBOR Rate Loans shall be made by each Euro Term Loan Lender at its LIBOR Lending Office. The U.S. Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Fourth Amendment Effective Date; provided that the U.S. Term Loan made on the Fourth Amendment Effective Date or any of the three (3) Business Days following the Fourth Amendment Effective Date may only consist of Alternate Base Rate Loans unless the Company delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Fourth Amendment Effective Date. Amounts repaid or prepaid on the Term Loans may not be reborrowed.

(b) Repayment of Euro Term Loan. The principal amount of the Euro Term Loan shall be repaid in consecutive quarterly installments on the dates set forth below, based on the quarterly percentages of the original principal amount of the Euro Term Loan set forth on the table below (provided, however, if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 7.2:

Quarterly Amortization Payment Dates	Amortization
September 30, 2011	1.25%
December 31, 2011	1.25%
March 31, 2012	1.25%
June 30, 2012	1.25%
September 30, 2012	1.25%
December 31, 2012	1.25%
March 31, 2013	1.25%
June 30, 2013	1.25%
September 30, 2013	1.25%
December 31, 2013	1.25%
March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	1.25%
December 31, 2014	1.25%
March 31, 2015	1.25%
June 30, 2015	1.25%
September 30, 2015	1.25%
December 31, 2015	1.25%
March 31, 2016	1.25%
Maturity Date	The remaining outstanding principal amount of the Euro Term Loan

The outstanding principal amount of the Euro Term Loan and all accrued but unpaid interest and other amounts payable with respect to the Euro Term Loan shall be repaid on the Maturity Date.

(c) Interest on the Euro Term Loan. Subject to the provisions of Section 2.8, 2.13 and 2.18, the Euro Term Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on the Euro Term Loan shall be payable in arrears on each Interest Payment Date.

(d) Euro Term Loan Notes; Covenant to Pay. The U.K. Borrower’s obligation to pay each Euro Term Loan Lender shall be evidenced by this Agreement and, upon such Euro Term Loan Lender’s request, by a duly executed promissory note of the U.K. Borrower to such Euro Term Loan Lender in substantially the form of Exhibit 2.2(d). The U.K. Borrower covenants and agrees to pay the Euro Term Loan in accordance with the terms of this Agreement.

(e) Repayment of U.S. Term Loan. The principal amount of the U.S. Term Loan shall be repaid in consecutive quarterly installments on the dates set forth below, based on the quarterly percentages of the original principal amount of the U.S. Term Loan set forth on the table below (provided, however, if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 7.2:

Quarterly Amortization Payment Dates	Amortization
June 30, 2013	1.25%
September 30, 2013	1.25%
December 31, 2013	1.25%
March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	1.25%
December 31, 2014	1.25%
March 31, 2015	1.25%
June 30, 2015	1.25%
September 30, 2015	1.25%
December 31, 2015	1.25%
March 31, 2016	1.25%
Maturity Date	The remaining outstanding principal amount of the U.S. Term Loan

The outstanding principal amount of the U.S. Term Loan and all accrued but unpaid interest and other amounts payable with respect to the U.S. Term Loan shall be repaid on the Maturity Date.

(f) Interest on the U.S. Term Loan. Subject to the provisions of Section 2.8, 2.13 and 2.18, the U.S. Term Loan shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as the U.S. Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii) LIBOR Rate Loans. During such periods as the U.S. Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on the U.S. Term Loan shall be payable in arrears on each Interest Payment Date.

(g) U.S. Term Loan Notes; Covenant to Pay. The Company’s obligation to pay each U.S. Term Loan Lender shall be evidenced by this Agreement and, upon such U.S. Term Loan Lender’s request, by a duly executed promissory note of the Company to such U.S. Term Loan Lender in substantially the form of Exhibit 2.2(g). The Company covenants and agrees to pay the U.S. Term Loan in accordance with the terms of this Agreement.

Section 2.3 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Company from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed ONE HUNDRED MILLION DOLLARS ($100,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus the Foreign Currency Reserve shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars or a Foreign Currency, (iv) the aggregate principal amount of outstanding Revolving Loans denominated in a Foreign Currency, together with the outstanding LOC Obligations with respect to Letters of Credit denominated in a Foreign Currency, shall not exceed the Foreign Currency Sublimit and (v) Letters of Credit shall be issued for any lawful corporate purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed in writing by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended by the terms thereof automatically and annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is ten (10) days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of

Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $50,000 or such lesser amount as approved by the Issuing Lender. The Company’s Reimbursement Obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement. The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance or such shorter period of time that is approved by the Administrative Agent and the Issuing Lender. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Revolving Lender, (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Revolving Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Company and the Administrative Agent. The Company shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 3:00 P.M. on a Business Day or, if after 3:00 P.M., on the following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Company shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall automatically bear interest at a per annum rate equal to the Default Rate. Unless the Company shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Company shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Company’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Company may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Company to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Administrative Agent will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent, for the account of the Issuing Lender, in Dollars and in immediately available funds, the Dollar Equivalent of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the Business Day notice is received by the Revolving Lenders from the Administrative Agent. If such Revolving Lender does not pay such amount to the Administrative Agent for the account of the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Administrative Agent for the account of the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Company shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing, in Dollars, in an amount equal to the Dollar Equivalent of such drawing, comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans at or before 12:00 P.M. on the Business Day next succeeding the day notice is received by the Revolving Lenders from the Administrative Agent, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund, in Dollars, the Dollar Equivalent of its Participation Interests in the outstanding LOC Obligations at or before 12:00 Noon on the Business Day next succeeding the Business Day notice is received by the Revolving Lenders from the Administrative Agent; provided, further, that in the event any Lender shall fail to fund its Participation Interest as required herein, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall automatically bear interest payable by such Revolving Lender to the Administrative Agent for the account of the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Company, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(h) Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Agreement shall control.

(i) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of

Credit is issued for the account of a Subsidiary of the Company; provided that, notwithstanding such statement, the Company shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Company’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

(j) Cash Collateral. At any point in time in which there is a Defaulting Lender, the Issuing Lender may require the Company to Cash Collateralize the LOC Obligations pursuant to Section 2.20.

Section 2.4 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans to the Company (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus the Foreign Currency Reserve shall not exceed the Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof. All Swingline Loans shall be denominated in Dollars.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Company not later than 2:00 P.M. on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans available to the Company on the same Business Day such request is received by the Administrative Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $25,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the Maturity Date and (B) seven (7) days following such borrowing. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Company shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any

Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence at or before 12:00 P.M. on the Business Day next succeeding the date notice is received by the Revolving Lenders from the Administrative Agent notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate. The Company shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.7(a).

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.8, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Loan Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Company in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d). The Company covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

(e) Cash Collateral. At any point in time in which there is a Defaulting Lender, the Swingline Lender may require the Company to Cash Collateralize the outstanding Swingline Loans pursuant to Section 2.20.

Section 2.5 Fees.

(a) Commitment Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Borrowers agree to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Margin per annum on the average daily unused amount of the Revolving Committed Amount. The Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(b) Letter of Credit Fees. Subject to Section 2.21, in consideration of the LOC Commitments, the Company agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration or earlier termination. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Company shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.125% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(d) Administrative Fee. The Company agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.6 Commitment Reductions.

(a) Voluntary Reductions. The Company shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect. Any reduction in the Revolving Committed Amount shall be applied to the Commitment of each Revolving Lender in according to its Commitment Percentage. Subject to the conditions set forth in this Section 2.6(a), U.K. Borrower shall have the right to terminate or permanently reduce any unused portion of the U.K. Borrower Sublimit; provided that (a) no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding U.K. Borrower Revolving Loans would exceed the U.K. Borrower Sublimit and (b) if the Revolving Committed Amount is reduced below the U.K. Borrower Sublimit, the U.K. Borrower Sublimit shall automatically be reduced by an amount such that the U.K. Borrower Sublimit equals the Revolving Committed Amount.

(b) LOC Committed Amount. If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.

(c) Swingline Committed Amount. If the Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(d) Maturity Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.

Section 2.7 Prepayments.

(a) Optional Prepayments and Repayments. The Borrowers shall have the right to prepay the Term Loans and repay the Revolving Loans and Swingline Loans in whole or in part from time to time; provided, however, that each partial repayment of (i) Revolving Loans and U.S. Term Loans that are Alternate Base Rate Loans shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining outstanding principal amount), (ii) Revolving Loans and Term Loans that are LIBOR Rate Loans shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining outstanding principal amount) and (iii) Swingline Loans shall be in a minimum principal amount of $100,000 and integral multiples of $25,000 in excess thereof (or the remaining outstanding principal amount). The Company shall give three Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent the U.K. Borrower elects to prepay the Euro Term Loans, amounts prepaid under this Section shall be (i) applied to the remaining principal installments thereof as the U.K. Borrower may elect and (ii) applied to the Euro Term Loans of the Euro Term Loan Lenders in accordance with their respective Euro Term Loan Commitment Percentages. To the extent the Company elects to prepay the U.S. Term Loans, amounts prepaid under this Section shall be (i) applied to the remaining principal installments thereof as the Company may elect and (ii) applied to the U.S. Term Loans of the U.S. Term Loan Lenders in accordance with their respective U.S. Term Loan Commitment Percentages. To the extent the Borrowers elect to repay the Revolving Loans and/or Swingline Loans, amounts prepaid under this Section shall be applied to the Revolving Loans and/or Swingline Loans, as applicable of the Revolving Lenders in accordance with their respective Commitment Percentages. The Borrowers may elect to repay Revolving Loans in Foreign Currencies or in Dollars; provided, that any optional prepayment must be in the applicable currency. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b) Mandatory Prepayments.

(i) Revolving Committed Amount. (x) If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus the Foreign Currency Reserve shall exceed the Revolving Committed Amount, the Borrowers shall immediately prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (iv) below), (y) if, on any Revaluation Date, the outstanding Revolving Loans made to the Company denominated in a Foreign Currency, together with the outstanding LOC Obligations with respect to Letters of Credit denominated in a Foreign Currency and the Foreign Currency Reserve attributable to the Company’s borrowings shall exceed the Foreign Currency Sublimit, the Company shall immediately prepay such Loans and (after all such Loans have been repaid) cash collateralize such LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (iv) below) and (z) if, on any Revaluation Date, the outstanding Revolving Loans made to the U.K. Borrower, together with the Foreign Currency Reserve attributable to the U.K. Borrower’s borrowings shall exceed $75,000,000, the U.K. Borrower shall immediately prepay such Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (iv) below).

(ii) (A) U.K. Asset Dispositions. Promptly following any U.K. Asset Disposition (or related series of U.K. Asset Dispositions), the U.K. Borrower shall prepay the Euro Term Loans in an aggregate amount equal to one hundred percent (100%) of the U.K. Net Cash Proceeds derived from such U.K. Asset Disposition (or related series of U.K. Asset Dispositions) (such prepayment to be applied as set forth in clause (iv) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such U.K. Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of the U.K. Net Cash Proceeds derived from any U.K. Asset Dispositions in any fiscal year of the U.K. Borrower is equal to or greater than $25,000,000 and (B) to the extent the U.K. Borrower delivers to the Administrative Agent a certificate stating that the U.K. Borrower and its Subsidiaries intend to use such U.K. Net Cash Proceeds (1) to acquire capital assets useful to the business of the U.K. Borrower or one or more of its Subsidiaries or (2) consummate one or more acquisitions that are Permitted Acquisitions, in each case within 365 days of the receipt of such U.K. Net Cash Proceeds, it being expressly agreed that U.K. Net Cash Proceeds not so reinvested shall be applied to prepay the Euro Term Loans immediately thereafter (such prepayment to be applied as set forth in clause (iv) below).

(B) U.S. Asset Dispositions. Promptly following any U.S. Asset Disposition (or related series of U.S. Asset Dispositions), the Company shall prepay the U.S. Term Loans in an aggregate amount equal to one hundred percent (100%) of the U.S. Net Cash Proceeds derived from such U.S. Asset Disposition (or related series of U.S. Asset Dispositions) (such prepayment to be applied as set forth in clause (iv) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such U.S. Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of the U.S. Net Cash Proceeds derived from any U.S. Asset Dispositions in any fiscal year of the Company is equal to or greater than $25,000,000 and (B) to the extent the Company delivers to the Administrative Agent a certificate stating that the Company and its Domestic Subsidiaries intend to use such U.S. Net Cash Proceeds (1) to acquire capital assets useful to the business of the Company or one or more of its Domestic Subsidiaries or (2) consummate one or more acquisitions that are Permitted Acquisitions, in each case within 365 days of the receipt of such U.S. Net Cash Proceeds, it being expressly agreed that U.S. Net Cash Proceeds not so reinvested shall be applied to prepay the U.S. Term Loans immediately thereafter (such prepayment to be applied as set forth in clause (iv) below).

(iii) (A) U.K. Recovery Events. Promptly upon receipt by the U.K. Borrower or any of its Subsidiaries of proceeds from any U.K. Recovery Event, the U.K. Borrower shall prepay the Euro Term Loans in an aggregate amount equal to one hundred percent (100%) of the U.K. Net Cash Proceeds of such U.K. Recovery Event (such prepayment to be applied as set forth in clause (iv) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, U.K. Net Cash Proceeds from insurance or condemnation proceeds shall not be required to be so applied to the extent the U.K. Borrower delivers to the Administrative Agent a certificate stating that the U.K. Borrower and its Subsidiaries intend to use such U.K. Net Cash Proceeds (1) to acquire capital assets useful to the business of the U.K. Borrower or one or more of its Subsidiaries or (2) consummate one or more acquisitions that are Permitted Acquisitions, in each case within 365 days of the receipt of such U.K. Net Cash Proceeds, it being expressly agreed that any U.K. Net Cash Proceeds not so reinvested shall be applied to prepay the Euro Term Loans immediately thereafter (such prepayment to be applied as set forth in clause (iv) below).

(B) U.S. Recovery Events. Promptly upon receipt by the Company or any of its Domestic Subsidiaries of proceeds from any U.S. Recovery Event, the Company shall prepay the U.S. Term Loans in an aggregate amount equal to one hundred percent (100%) of the U.S. Net Cash Proceeds of such U.S. Recovery Event (such prepayment to be applied as set forth in clause (iv) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, U.S. Net Cash Proceeds from insurance or condemnation proceeds shall not be required to be so applied to the extent the Company delivers to the Administrative Agent a certificate stating that the Company and its Domestic Subsidiaries intend to use such U.S. Net Cash Proceeds (1) to acquire capital assets useful to the business of the Company or one or more of its Domestic Subsidiaries or (2) consummate one or more acquisitions that are Permitted Acquisitions, in each case within 365 days of the receipt of such U.S. Net Cash Proceeds, it being expressly agreed that any U.S. Net Cash Proceeds not so reinvested shall be applied to prepay the U.S. Term Loans immediately thereafter (such prepayment to be applied as set forth in clause (iv) below).

(iv) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied as follows:

(A) (1) with respect to all amounts prepaid pursuant to Section 2.7(b)(i)(x), first to the outstanding Swingline Loans, second to the outstanding Revolving Loans (as the Company may elect) and third to Cash Collateralize the LOC Obligations, (2) with respect to all amounts prepaid pursuant to Section 2.7(b)(i)(y), first to the outstanding Revolving Loans made to the Company denominated in a Foreign Currency and second to Cash Collateralize the LOC Obligations with respect to Letters of Credit denominated in a Foreign Currency and (3) with respect to all amounts prepaid pursuant to Section 2.7(b)(i)(z), to the outstanding Revolving Loans made to the U.K. Borrower; and

(B) (1) with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii)(A) and (iii)(A), to the Euro Term Loan (ratably to the remaining amortization payments thereof) and (2) with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii)(B) and (iii)(B), to the U.S. Term Loan (ratably to the remaining amortization payments thereof).

Within the parameters of the applications set forth above, prepayments shall be applied in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

(v) Redemption of 2007 Senior Notes. To the extent the 2007 Senior Notes are not redeemed within ten (10) days of the Fourth Amendment Effective Date, the Company shall immediately repay the outstanding balance of the U.S. Term Loan.

(c) Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Company’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

Section 2.8 Default Rate and Payment Dates.

(a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b) Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 9.1. Any default interest owing under this Section 2.8(b) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

Section 2.9 Conversion Options.

(a) The Company may, in the case of Revolving Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans or to continue LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion or continuation. In addition, the Company may elect from time to time to convert all or any portion of a LIBOR Rate Loan denominated in Dollars to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 2:00 P.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case (i) with respect to LIBOR Rate Loans denominated in Dollars, such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto and (ii) with respect to LIBOR Rate Loans denominated in Foreign Currencies, such Loan shall be automatically continued as LIBOR Rate Loans with a one month Interest Period at the end of the applicable Interest Period with respect thereto. If the Company shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans (A) to the extent denominated in Dollars, shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto and (B) to the extent denominated in Foreign Currencies, shall be automatically continued as LIBOR Rate Loans with a one month Interest Period at the end of the applicable Interest Period with respect thereto.

(c) Unless otherwise agreed to by the Required Lenders, upon the occurrence and during the continuance of any Event of Default, all Revolving Loans denominated in a Foreign Currency then outstanding shall be redenominated into Dollars (based on the Dollar Equivalent (determined as of the most recent Revaluation Date) of such Foreign Currency Revolving Loans on the date of redenomination) on the last day of the then current Interest Periods of such Foreign Currency Revolving Loans, and such Dollar denominated Loans shall be Alternate Base Rate Loans; provided that in each case the Company shall be liable for any currency exchange loss related to such payments and shall promptly pay to each Lender upon receipt of notice thereof by the Company from such Lender the amount of any such loss incurred by such Lender.

Section 2.10 Computation of Interest and Fees; Usury.

(a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate or any LIBOR Loan made in British Pounds Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders, the Credit Parties and the Obligated Foreign Subsidiaries to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders, the Credit Parties and the Obligated Foreign Subsidiaries are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11 Pro Rata Treatment and Payments.

(a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement shall be applied, first, to any fees then due and owing by the Borrowers pursuant to Section 2.5, second, to interest then due and owing hereunder of the Borrowers and, third, to principal then due and owing hereunder and under this Agreement of the Borrowers. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees which shall be paid to the Issuing Lender). Each optional repayment by the Borrowers on account of principal of and interest on the Revolving Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with the terms of Section 2.7(a) hereof. Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in immediately available funds and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 1:00 P.M. on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, unless otherwise specified herein, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent and the Issuing Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Bank Product, any breakage, termination or other payments due under such Bank Product and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product. Amounts distributed with respect to any Bank Product Debt shall be the last Bank Product Amount reported to the Administrative

Agent; provided that any such Bank Product Provider may provide an updated Bank Product Amount to the Administrative Agent prior to payments made pursuant to this Section. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to the Administrative Agent.

Section 2.12 Non-Receipt of Funds by the Administrative Agent.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and each Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Alternate Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Applicable Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that any Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if any Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans and Term Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Company has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. If such notice is given (i) any affected Loans denominated in Foreign Currencies requested to be made on the first day of such Interest Period shall be made, at the sole option of the applicable Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled, (ii) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made in Dollars as Alternate Base Rate Loans and (iii) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued in Dollars as Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.14 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party or Obligated Foreign Subsidiary under any Credit Document to any (or any increase in any) Other Connection Taxes with respect to any Credit Document, any Letter of Credit or any participation in any Loan or a Letter of Credit (except for the imposition of, or any change in the rate of, any Net Income Tax); or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or, in the case of clause (ii), any Loan or any participation in any Loan) or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Administrative Agent, Lender, the Issuing Lender or other recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Administrative Agent, Lender, the Issuing Lender, or other recipient, the applicable Borrower will pay to such Administrative Agent, Lender, the Issuing Lender or other recipient, as the case may be, such additional amount or amounts as will compensate such Administrative Agent, Lender, Issuing Lender or other recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered, as the case may be, to the extent that such Lender or the Issuing Lender fails to make a demand for such compensation more than nine (9) months after becoming aware of such Change in Law giving arise to such increased costs or reductions.

(e) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

Section 2.15 Compensation for Losses; Eurocurrency Liabilities.

(a) Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by the applicable Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the applicable Borrower; or

(iii) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the applicable Borrower pursuant to Section 2.19;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the applicable Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

(b) The applicable Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such LIBOR Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan, provided the Company shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

Section 2.16 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party or Obligated Foreign Subsidiary under any Credit Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent or the U.K. Borrower, as appropriate) requires the deduction or withholding of any Tax from any such payment (including, for the avoidance of doubt, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any such deduction or withholding required to be made by such Lender or Borrower (or any direct or indirect beneficial owner of such Lender that is treated as a partnership for U.S. federal income tax purposes) for the account of any of its direct or indirect beneficial owners), then the applicable Withholding Agent or the U.K. Borrower, as appropriate, shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party or Obligated Foreign Subsidiary shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Lender, Lender (or each of its beneficial owners), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made. A certificate as to the amount of such withholding or deduction that is an Indemnified Tax delivered by the Withholding Agent (other than when the deduction or withholding has been made by the U.K. Borrower) to the Company (with, if the Withholding Agent is not the Administrative Agent, a copy to the Administrative Agent), shall be conclusive absent manifest error.

(b) Payment of Other Taxes by the Applicable Borrower. Without limiting the provisions of paragraph (a) above, the applicable Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Applicable Borrower. The applicable Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender (or its beneficial owners) or the Issuing Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. The applicable Borrower shall also indemnify the Administrative Agent, within 10 days after demand therefor, for any amount which a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent or Governmental Authority as required by this paragraph (c); provided that, such Lender or the Issuing Lender, as the case may be, shall indemnify the applicable Borrower to the extent of any payment the applicable Borrower makes to the Administrative Agent pursuant to this sentence. In addition, the applicable Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after demand therefor, for any incremental Taxes that may become payable by such Administrative Agent, Lender (or its beneficial owners) or Issuing Lender as a result of any failure of any Credit Party or Obligated Foreign Subsidiary to

pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Administrative Agent, pursuant to clause (e), documentation evidencing the payment of Taxes.

(d) Indemnification of the Administrative Agent. Each Lender and the Issuing Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under any Credit Document against any amount due to the Administrative Agent under this paragraph (d). The agreements in paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party or Obligated Foreign Subsidiary to a Governmental Authority pursuant to this Section, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax in any jurisdiction with respect to payments made under any Credit Document shall cooperate with the applicable Borrower in completing any forms and/or procedural formalities required by law or reasonably requested by such Borrower necessary for such Borrower to obtain authorization or otherwise to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation as is within its control prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding Tax other than the U.S. federal withholding Tax, the completion, execution and submission of such forms shall not be required if in the Foreign Lender’s judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Borrower,

(i) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(ii) any Foreign Lender (other than a Foreign Lender that is a U.S. Person) shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:

(A) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(B) executed originals of Internal Revenue Service Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN;

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner; or

(E) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Company and the Administrative Agent sufficient for the Administrative Agent and the applicable Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Credit Party or Obligated Foreign Subsidiary pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over pursuant to this Section (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, the Issuing Lender or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the Administrative Agent, Issuing Lender or Lender in a less favorable net after-Tax position than the Administrative Agent, Issuing Lender or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the termination of the Credit Documents and payment of any obligations thereunder.

Section 2.17 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Credit Parties, the Issuing Lender and each Lender, the Credit Parties (other than the U.K. Borrower) shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. In the absence of gross negligence or willful misconduct, neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d) Nothing in this Section is intended to limit the Reimbursement Obligation of the Company contained in Section 2.3(d) hereof. The obligations of the Credit Parties under this Section shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.18 Illegality.

Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Company thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be prepaid by the applicable Borrower or, if applicable, in the case of Dollar denominated Loans, converted on the last day of the Interest Period for such Loans or within such earlier period as required by law into Alternate Base Rate Loans denominated in Dollars. Each applicable Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.19 Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender then the Company may, at its sole expenses and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.20 Cash Collateral.

(a) Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Lender or any Swingline Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(b) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Each of the Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Administrative Agent, Issuing Lender or Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, Issuing Lender or Swingline Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.21 in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral (which determination shall be confirmed by any Issuing Lender or Swingline Lender affected by such release of Cash Collateral); provided, however, (A) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default (and following application as provided in this Section may be otherwise applied in accordance with Section 2.11), and (B) the Person providing Cash Collateral and each applicable Issuing Lender or Swingline Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.21 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any

Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Commitment Fees. (1) No Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender.

(B) Letter of Credit Fees. A Defaulting Lender shall not be entitled to receive any Letter of Credit Fee for any period during which it is a Defaulting Lender, except that a Defaulting Lender shall be entitled to receive a Letter of Credit Fee with respect to each Letter of Credit or portion thereof for which it has provided Cash Collateral pursuant to Section 2.20 or Section 2.21(b). With respect to any Letter of Credit Fee that a Defaulting Lender is not entitled to receive in accordance with the terms of this Section, such Letter of Credit Fee shall be paid to the non-Defaulting Lenders to the extent such Defaulting Lender’s L/C Obligations have been reallocated to the Non-Defaulting Lenders in accordance with clause (iv) below; provided that if any portion of such Defaulting Lender’s L/C Obligations have not been reallocated to the Non-Defaulting Lenders and have not been Cash Collateralized by the Defaulting Lender (the “Exposed L/C Obligations”), the Letter of Credit Fees corresponding to the Exposed L/C Obligations (1) shall not be payable by the Company to the extent the Company has Cash Collateralized such Exposed L/C Obligations and (2) shall be payable to the Issuing Lender to the extent the Company has not Cash Collateralized such Exposed L/C Obligations.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s LOC Obligations and its Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, immediately following notice by the Administrative Agent, Issuing Lender or Swingline Lender, Cash Collateralize such Defaulting Lender’s LOC Obligations and its Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 2.20 for so long as such LOC Obligations or Swingline Loans are outstanding.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Termination of Impacted Lenders. The Company may terminate the unused amount of the Commitment of any Defaulting Lender that is an Impacted Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Impacted Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Bank or any Lender may have against such Impacted Lender.

Section 2.22 Incremental Facility.

(a) Incremental Term Loans and Revolving Facility Increases. Subject to the terms and conditions set forth herein, the Borrowers shall have the right, at any time and from time to time prior to the Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of (i) new term loan facilities under this Credit Agreement (each, an “Incremental Term Loan”) and/or (ii) an increase to the Revolving Committed Amount (each, a “Revolving Facility Increase”) by an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases of up to $75,000,000 (“Incremental Increase Amount”).

(b) Terms and Conditions. The following terms and conditions shall apply to any Incremental Term Loan or Revolving Facility Increase, as applicable: (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Term Loan or Revolving Facility Increase, (ii) the other terms and documentation in respect of any Incremental Term Loans or Revolving Facility Increase, to the extent not consistent with the Revolving Loans, will be reasonably satisfactory to the Administrative Agent, (iii) any loans made pursuant to an Incremental Term Loan and/or Revolving Facility Increase shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (iv) any such Revolving Facility Increase or Incremental Term Loan shall have a maturity date no sooner than the Maturity Date, (v) any Lenders providing such Revolving Facility Increase or Incremental Term Loans shall be entitled to the same voting rights as the existing Revolving Lenders, (vi) any such Incremental Term Loan or Revolving Facility Increase shall be in a minimum principal amount of $50,000,000 and integral multiples of $5,000,000 in excess thereof (or the remaining amount of the Incremental Increase Amount, if less), (vii) the proceeds of any such Incremental Term Loan or Revolving Facility Increase will be used for the purposes set forth in Section 3.11, (viii) the applicable Borrower shall execute a promissory note in favor of any new Lender or any existing Lender requesting a promissory note, as applicable, who provides an Incremental Term Loan or whose Revolving Commitment is increased, as applicable, pursuant to this Section, (ix) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (x) the Administrative Agent shall have received (A) an opinion or opinions (including, if reasonably requested by the Administrative Agent, domestic local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (B) any authorizing corporate documents as the Administrative Agent may reasonably request and (C) if applicable, a duly executed Notice of Borrowing, and (xi) the Administrative Agent shall have received from the Company updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Term Loan or Revolving Facility Increase on a Pro Forma Basis, the Company will be in compliance with the financial covenants set forth in Section 5.9.

Incremental Term Loans and Revolving Facility Increases shall be available to the Company notwithstanding any previous election by the Borrowers to reduce the Revolving Committed Amount.

(c) Revolving Facility Increase. In connection with the closing of any Revolving Facility Increase, the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments (and shall not be subject to any processing and/or recordation fees) among the Revolving Lenders (which the Company shall be responsible for any costs of the Administrative Agent arising hereunder resulting from such reallocation and repayments) of Revolving Loans as necessary such that, after giving effect to such Revolving Facility Increase, each Revolving Lender will hold Revolving Loans and Participation Interests based on its Commitment Percentage (after giving effect to such Revolving Facility Increase).

(d) Participation. Participation in any such Incremental Term Loan or Revolving Facility Increase may be offered to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of such Incremental Term Loan or Revolving Facility Increase. The Company may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) to join this Credit Agreement as Lenders hereunder for any portion of such Incremental Term Loan or Revolving Facility Increase; provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

(e) Amendments. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any such Incremental Term Loan or Revolving Facility Increase.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1 Financial Condition.

The Consolidated balance sheet of the Company and its Subsidiaries for the fiscal years ended October 31, 2008, October 30, 2009 and October 29, 2010, and the related Consolidated and consolidating statements of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by (in the case of Consolidated statements) an unqualified opinion of Ernst & Young, independent public accountants, and the Consolidated balance sheet of the Company and its Subsidiaries as at January 28, 2011, and the related Consolidated and consolidating statements of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer, copies of which have been furnished to each Lender, fairly present the Consolidated and consolidating financial condition of the Company and its Subsidiaries as at such dates and the Consolidated and consolidating results of operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.

Section 3.2 No Material Adverse Effect.

Since October 29, 2010 (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Patriot Act Information.

Each Credit Party and each of its Subsidiaries (a) is a duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (c) has all requisite corporate power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrowers and their Subsidiaries have been validly issued, are fully paid and non-assessable. Set forth on Schedule 3.3 as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number, the federal tax identification number and ownership information (e.g. publicly held, if private or partnership, the owners and partners of each of the Credit Parties).

Section 3.4 Corporate Power; Compliance with Laws Authorization; Enforceable Obligations; No Default.

The execution, delivery and performance by each Credit Party and each Subsidiary of each Credit Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Credit Party’s and such Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Credit Party’s or such Subsidiary’s constitutive or governing documents, (ii) violate any Requirement of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Credit Party, any of its Subsidiaries or any of their properties, including, without limitation, the 2007 Senior Notes or the 2010 Senior Notes or (iv) except for the Liens created under the Credit Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Credit Party or any of its Subsidiaries. No Credit Party or any of its Subsidiaries is in violation of any Requirement of Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect. This Agreement has been, and each other Credit Document when delivered hereunder will have been, duly executed and delivered by each Credit Party party thereto. This Agreement is, and each other Credit Document when delivered hereunder will be, the legal, valid and binding obligation of each Credit Party and each Subsidiary party thereto, enforceable against such Credit Party or such Subsidiary in accordance with its terms. No Default or Event of Default has occurred and is continuing.

Section 3.5 Reserved.

Section 3.6 No Material Litigation.

There is no action, suit, investigation, litigation or proceeding affecting any Credit Party or any of its Subsidiaries pending or threatened before any Governmental Authority or arbitrator that (a) could be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Credit Document or the consummation of the transactions contemplated hereby. No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.6 hereto is a detailed description of all material litigation pending or, to the knowledge of the Credit Parties, threatened against any Credit Party or Subsidiary as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2.

Section 3.7 Investment Company Act; etc.

Neither any Credit Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Credit Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

Section 3.8 Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9 ERISA.

Except as could not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, (b) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (c) no termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (d) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, and (e) neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10 Environmental Matters.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.

(b) The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c) Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Credit Party under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Credit Party under Environmental Laws.

Section 3.11 Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by the Borrowers solely (a) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries, (b) to pay any costs, fees and expenses associated with this Agreement on the Closing Date and (c) for working capital and other general corporate purposes of the Credit Parties and their Subsidiaries (including Permitted Acquisitions).

Section 3.12 Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.12 is a complete and accurate list of (a) all Subsidiaries of each Credit Party as of the Fourth Amendment Effective Date, and each jurisdiction of organization, (b) 100% (or, if less, the full amount owned by such Credit Party) of the issued and outstanding Equity Interests owned by such Credit Party of each Domestic Subsidiary, (c) 65% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% (or, if less, the full amount owned by such Pledgor) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) owned by such Credit Party of each first-tier Foreign Subsidiary and (d) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Security Documents. All of the outstanding Equity Interests in each Credit Party’s Subsidiaries owned by such Credit Party have been validly issued, are fully paid and non-assessable and are owned by such Credit Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

Section 3.13 Ownership.

Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective assets, which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.14 Consent; Governmental Authorizations.

No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party in the United States is required for (i) the due execution, delivery, recordation, filing or performance by any Credit Party or any Subsidiary of any Credit Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby, (ii) the grant by any Credit Party or any Subsidiary of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, except with respect to Permitted Liens), or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 3.14 hereto, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated hereby or the rights of the Credit Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 3.15 Taxes.

Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all federal income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties or their Subsidiaries is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries other than any such assessments received in the ordinary course of business.

Section 3.16 Collateral Representations.

(a) Intellectual Property. Set forth on Schedule 3.16(a), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties (other than the U.K. Borrower) or that each of the Credit Parties (other than the U.K. Borrower) has the right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent).

(b) Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 3.16(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Documents (as defined in the UCC), Instruments (as defined in the UCC), and Tangible Chattel Paper (as defined in the UCC) of the Credit Parties (other than the U.K. Borrower) (including the Credit Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent).

(c) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts and Uncertificated Investment Property. Set forth on Schedule 3.16(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Deposit Accounts (as defined in the UCC), Electronic Chattel Paper (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC), Securities Accounts (as defined in the UCC) and uncertificated Investment Property (as defined in the UCC) of the Credit Parties (other than the U.K. Borrower), including the name of (i) the applicable Credit Party, (ii) in the case of a Deposit Account, the depository institution and average amount held in such Deposit Account, (iii) in the case of Electronic Chattel Paper, the account debtor, (iv) in the case of Letter-of-Credit Rights, the issuer or nominated person, as applicable, and (v) in the case of a Securities Account or other uncertificated Investment Property, the Securities Intermediary or issuer and the average amount held in such Securities Account, as applicable.

(d) Commercial Tort Claims. Set forth on Schedule 3.16(d), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Commercial Tort Claims (as defined in the UCC) of the Credit Parties (other than the U.K. Borrower) (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).

(e) Leases and other Agreements. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

Section 3.17 Solvency.

The Credit Parties and their Subsidiaries, taken as a whole, are Solvent.

Section 3.18 Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.19 No Burdensome Restrictions.

Neither any Credit Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter (or constitutive) or corporate restriction that could be reasonably likely to have a Material Adverse Effect.

Section 3.20 Brokers’ Fees.

None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the Transactions other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter.

Section 3.21 Labor Matters, Etc.

Neither the business nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

Section 3.22 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arrangers

or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any Transaction, is, or when furnished, will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to any Credit Party or any of its Subsidiaries which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Credit Parties and their Subsidiaries furnished to the Administrative Agent and the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and the Lenders.

Section 3.23 Material Contracts.

Schedule 3.23 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date.

Section 3.24 Insurance.

The insurance coverage of the Credit Parties (other than the U.K. Borrower) and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.24 as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2 and such insurance coverage complies with the requirements set forth in Section 5.5.

Section 3.25 Security Documents.

The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby; provided, however, that the pledge of and security interests in Equity Interests of Foreign Subsidiaries may not be perfected under the laws of the jurisdictions outside of the United States of America (other than with respect to (a) the pledges of Equity Interests in Foreign Subsidiaries organized under the laws of England and Wales made pursuant to the U.K. Collateral Documents and (b) the pledge by the U.K. Borrower and Esterline Technologies French Acquisition Limited of their Equity Interests in the French Subsidiary made pursuant to the French Pledge Agreements). Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State or other appropriate filing office of the state of incorporation or organization for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, prior to all other Liens other than Permitted Liens.

Section 3.26 Reserved.

Section 3.27 Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.28 Compliance with OFAC Rules and Regulations.

(a) None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b) None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.29 Authorized Officer.

Set forth on Schedule 3.29 are Responsible Officers that are permitted to sign Credit Documents on behalf of the Credit Parties and the U.K. Obligors, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2. Such Authorized Officers are the duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, the Credit Agreement, the Notes and the other Credit Documents.

Section 3.30 Existing and Surviving Indebtedness.

Set forth on Schedule 3.30 hereto is a complete and accurate list of all Surviving Debt, showing as of the Closing Date the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

Section 3.31 Existing Liens.

Set forth on Schedule 3.31 hereto is a complete and accurate list of all Liens of each U.S. Credit Party on the property or assets located in the United States of any such Credit Party or any of its U.S. Subsidiaries, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Credit Party or such Subsidiary subject thereto.

Section 3.32 Reserved.

Section 3.33 Existing Investments.

Set forth on Schedule 3.33 hereto is a complete and accurate list of all Investments held by any Credit Party or any of its Subsidiaries on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement; Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Loan Note, (iii) for the account of the Swingline Lender requesting a promissory note, the Swingline Loan Note, (iv) counterparts of the Security Agreement and the Pledge Agreement, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable and (v) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation/Charter Documents. Original certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the Transactions and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v) Incumbency. An incumbency certificate of each Authorized Officer of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and opinions as to the non-contravention of the Credit Parties’ organizational documents and Material Contracts).

(d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches;

(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) stock or membership certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement and undated stock or transfer powers duly executed in blank;

(v) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral; and

(vi) to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral.

(e) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral and (ii) as additional insured, as its interest may appear, with respect to any such insurance providing liability coverage, and the Credit Parties will use their commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

(f) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer or other Authorized Officer approved by the Administrative Agent of the Company as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(f) hereto.

(g) Account Designation Notice. The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.

(h) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(i) Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

(j) Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(k) Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof.

(l) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date or arrangement satisfactory to the Administrative Agent shall be in place to obtain such terminations.

(m) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance satisfactory to each of them.

(n) No Material Adverse Change. Since October 29, 2010, there shall have been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Credit Parties or any of their respective Subsidiaries.

(o) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Company as of the Closing Date, substantially in the form of Exhibit 4.1(o) stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any Transaction, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date and (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of

Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct, and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the quarter ending at least twenty (20) days preceding the Closing Date.

(p) Material Contracts. The Administrative Agent shall have received true and complete copies, certified by an officer of the Company as true and complete, of all Material Contracts, together with all exhibits and schedules.

(q) Reserved.

(r) Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.5.

(s) Additional Matters. All other documents and legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Issuing Lender has entered into satisfactory arrangements with the Company or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender’s LOC Obligations or such risk has been Cash Collateralized against pursuant to Section 2.20.

(f) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Company or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender’s in respect of its Swingline Commitment or such risk has been Cash Collateralized against pursuant to Section 2.20.

(g) Incremental Facility. If an Incremental Facility is requested, all conditions set forth in Section 2.22 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrowers of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (g), as applicable, have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, such Credit Party shall, and shall cause each of their Subsidiaries, to:

Section 5.1 Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and a Consolidated statement of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, Consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer as having been prepared in accordance with GAAP.

all such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP as provided in Section 1.3(b).

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Company through electronic mail; provided that, upon the Administrative Agent’s request, the Company shall provide paper copies of any documents required hereby to the Administrative Agent.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) Accountants’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.

(b) Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of an Authorized Officer substantially in the form of Exhibit 5.2(b) stating that (i) such financial statements present fairly the financial position of the Credit Parties and their Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (ii) each of the Credit Parties during such period observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it, and (iii) such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period.

(c) Reserved.

(d) Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.3 and Schedule 3.12 if the Credit Parties or any of their Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since such Schedule was last updated, as applicable, (ii) an updated copy of Schedule 3.6 to the extent any litigation has been threatened, filed or otherwise become pending since the Closing Date or since such Schedule was last updated, as applicable, (iii) an updated copy of Schedule 3.16(a) if the Credit Parties have registered, applied for registration of, acquired or otherwise obtained ownership of any new Intellectual Property since the Closing Date or since such Schedule was last updated, as applicable, (iv) an updated copy of Schedule 3.16(b) if the Credit Parties have obtained any Documents (as defined in the UCC), Instruments (as defined in the UCC) or Tangible Chattel Paper (as defined in the UCC) since the Closing Date or since such Schedule was last updated, as applicable, (v) an updated copy of Schedule 3.16(c) if the Credit Parties maintain any Deposit Accounts (as defined in the UCC), Electronic Chattel Paper (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC), Securities Accounts (as defined in the UCC) or uncertificated Investment Property (as defined in the UCC) to the extent not otherwise set forth on such Schedule as of the Closing Date or since such Schedule was last updated, as applicable, (vi) an updated copy of Schedule 3.16(d) if the Credit Parties have any Commercial Tort Claims not otherwise set forth on such Schedule as of the Closing Date or since such Schedule was last updated, as applicable, (vii) an updated copy of Schedule 3.3 to the extent required to be updated to make the representation in Section 3.3 true and correct and (viii) an updated copy of Schedule 3.24 if the Credit Parties or any of their Subsidiaries has altered or acquired any insurance policies since the Closing Date or since such Schedule was last updated.

(e) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Credit Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Credit Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(f) Revenue Agent Reports. Promptly after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which any Borrower is a member aggregating $5,000,000 or more.

(g) General Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Credit Party or any of its Subsidiaries (including, without limitation, a complete and accurate list of all owned and leased real property and assets held at such locations) as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Section 5.3 Payment of Taxes, Etc.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its material taxes (Federal, state, local and any other taxes) and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

Section 5.4 Preservation of Corporate Existence, Etc.

Preserve and maintain its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Company may consummate any merger, consolidation or amalgamation expressly permitted under Section 6.4 or liquidate or dissolve any Subsidiary that has no assets or has sold, disposed of or otherwise disposed of all of its assets to a Credit Party or another Subsidiary if permitted pursuant to Section 6.5.

Section 5.5 Maintenance of Property; Insurance.

(a) Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(b) Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any Credit Party or any of its Subsidiaries operates.

(c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

Section 5.6 Maintenance of Books and Records.

Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

Section 5.7 Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):

(a) Default Notice. As soon as possible and in any event within three (3) Business Days after the occurrence of each Default or Event of Default, or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer setting forth details of such Default or Event of Default, or such event, development or occurrence and the action that the Company has taken and proposes to take with respect thereto.

(b) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Credit Party or any of its Subsidiaries of the type described in Section 3.6 which (i) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to result in monetary damages (to the extent not covered by insurance) in excess of $10,000,000.

(c) Environmental Conditions. Promptly after the assertion or occurrence hereof, notice of any action involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Insurance. Promptly upon the request by the Administrative Agent, a certificate evidencing the insurance coverage (specifying type, amount and carrier) in effect for each Credit Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify.

(e) Judgments and Liens. Promptly after the commencement thereof, notice of any attachment, judgment, lien, levy or order exceeding $25,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens.

(f) ERISA. As soon as possible and in any event within thirty (30) days after any Credit Party knows of: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien (other than a Permitted Lien) in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, which, in the case of any event described in clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect.

(g) Reserved.

(h) Violation of Laws. Promptly, any notice of any violation received by any Credit Party from any Governmental Authority which could reasonably be expected to (i) result in penalties in excess of $10,000,000 or (ii) have, individually or in the aggregate, a Material Adverse Effect.

(i) Other. Promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Company shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.

Section 5.9 Financial Covenants.

Comply with the following financial covenants:

(a) Maximum Leverage Ratio. The Leverage Ratio, calculated as of the last day of each fiscal quarter of Company on a Pro Forma Basis, shall be less than or equal to 4.25 to 1.00.

(b) Interest Coverage Ratio. The Interest Coverage Ratio, calculated as of the last day of each fiscal quarter of Company on a Pro Forma Basis, shall be greater than or equal to 3.00 to 1.00.

Section 5.10 Additional Guarantors.

(a) The Credit Parties (other than the U.K. Borrower) will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion))

become a Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, (i) the Company may permit, at its option (other than as required pursuant to Section 5.10(b)), Foreign Subsidiaries to become Guarantors hereunder and (ii) no Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary shall be required to become a Guarantor hereunder. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than thirty (30) days after creating a Subsidiary that is required to execute a Joinder Agreement, or acquiring the Equity Interests of any other Person that is required to execute a Joinder Agreement. The Credit Party Obligations shall be secured by, among other things and provided that the Equity Interests of such new Guarantor are owned by the Company or a Guarantor, a first priority perfected security interest in the Collateral of such new Guarantor and a pledge of 100% of the Equity Interests of such new Guarantor and its Domestic Subsidiaries (other than any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary) and 65% (or such higher percentage that would not reasonably be expected to result in adverse tax consequences for such new Guarantor) of the voting Equity Interests and 100% (or such lower percentage that would not reasonably be expected to result in adverse tax consequences for such the Company) of the non-voting Equity Interests of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b) – (e), (i) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

(b) The U.K. Borrower will cause each of its Subsidiaries which are organized under the laws of England and Wales (each a “Joined U.K. Subsidiary”), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Joined U.K. Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a guarantor under the U.K. Guaranty by way of execution of a joinder agreement to the U.K. Guaranty in form and substance reasonably acceptable to the Administrative Agent. In connection therewith, the U.K. Borrower shall give notice to the Administrative Agent not less than thirty (30) days after creating a Joined U.K. Subsidiary, or acquiring the Equity Interests of any other Person that is required to become a Joined U.K. Subsidiary. The Obligations of the U.K. Borrower hereunder shall be secured by (provided that the Equity Interests of such Joined U.K. Subsidiary are owned by the U.K. Borrower or a U.K. Guarantor), a first priority perfected security interest in the Collateral of such Joined U.K. Subsidiary, a pledge of 100% of the Equity Interests of such Joined U.K. Subsidiary and a pledge of 100% of the Equity Interests of the French Subsidiary, in each case, in accordance with the requirements of Section 5.12. In connection with the foregoing, the U.K. Borrower shall deliver to the Administrative Agent, with respect to such Joined U.K. Subsidiary to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b) – (e) and (i) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request. It is understood and agreed that in no event shall any Subsidiary of Esterline Technologies French Holding SNC be required to become a Joined U.K. Subsidiary.

Section 5.11 Compliance with Law.

Comply with all Requirements of Law and orders (including Environmental Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12 Pledged Assets.

(a) Equity Interests (U.S. Credit Parties). Each Credit Party (other than the U.K. Borrower) will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any materially adverse tax consequences to any Borrower or any Guarantor) of the voting Equity Interests and 100% (or such lower percentage that would not result in material adverse tax consequences for any Borrower) of the non-voting Equity Interests of its first-tier Foreign Subsidiaries, in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien (as required under the Security Documents) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, the Credit Parties shall not be required to cause or maintain perfection of the Equity Interest of any Foreign Subsidiary under the laws of the jurisdiction of organization of such Foreign Subsidiary.

(b) Equity Interests (U.K. Borrower). In order to secure the Obligations of the U.K. Borrower hereunder, the U.K. Borrower will, and will cause each Joined UK Subsidiary to, cause 100% of the Equity Interests in each of its or their direct Subsidiaries to be subject at all times to a first priority, perfected Lien (to the extent such Lien can be perfected under the laws of the United Kingdom and France) in favor of the Administrative Agent pursuant to the terms and conditions of security documents as the Administrative Agent shall reasonably request.

(c) Personal Property. Each Credit Party (other than the U.K. Borrower) will cause all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Credit Party Obligations pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants set forth in the Security Documents.

Section 5.13 Compliance with Terms of Leaseholds.

Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Company or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 5.14 Reserved.

Section 5.15 Reserved.

Section 5.16 Transactions with Affiliates.

Except for transactions among the Company and its Subsidiaries that are permitted by Sections 6.1 and 6.5, conduct all transactions otherwise permitted under the Credit Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 5.17 Performance of Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, use commercially reasonable efforts to make to each other party to the Material Contract such demands and requests for information and reports or for action as any Credit Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 5.18 Further Assurances.

(a) Public/Private Designation. The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b) Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c) Visits and Inspections. At any reasonable time and from time to time, upon reasonable notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, which shall be at the expense of the Company only if an Event of Default has occurred and is continuing.

(d) Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, (c) the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, that:

Section 6.1 Indebtedness.

No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness and obligations owing under (i) Bank Products and (ii) other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(b) in the case of the Company, Indebtedness owed by the Company to a Subsidiary of the Company, which Indebtedness shall be evidenced by promissory notes (or a master promissory note) in form and substance reasonably satisfactory to the Administrative Agent;

(c) in the case of any Subsidiary of the Company, Indebtedness owed to the Company or to another Subsidiary of the Company, provided that, in each case, such Indebtedness shall be evidenced by promissory notes (or a master promissory note) in form and substance reasonably satisfactory to the Administrative Agent;

(d) Indebtedness arising or existing under this Agreement and the other Credit Documents;

(e) Indebtedness secured by Liens permitted by Section 6.2(j) not to exceed in the aggregate $50,000,000 at any time outstanding;

(f) (i) Indebtedness arising under the Korry Lease in an aggregate amount not to exceed $26,500,000 at any time outstanding, (ii) Indebtedness of the Company and its Subsidiaries consisting of any Capital Lease that was classified as an Operating Lease on the Closing Date or would have been classified as an Operating Lease had such agreement been in effect on the Closing Date prior to a relevant Change in Law or change in GAAP (from GAAP as in effect on the Closing Date) which has the effect of re-classifying such agreement as a Capital Lease and (iii) Indebtedness under other Capital Leases not to exceed in the aggregate $100,000,000 at any time outstanding;

(g) the Surviving Debt, and any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt and any Indebtedness in respect of the 2007 Senior Notes or the 2010 Senior Notes; provided that the terms of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not otherwise prohibited by the Credit Documents; provided further that the principal amount of such Surviving Debt or Indebtedness in respect of the 2007 Senior Notes or the 2010 Senior Notes shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing; provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Indebtedness does not exceed the then applicable market interest rate;

(h) Indebtedness of any Person that becomes a Subsidiary of the Company after the date hereof in accordance with the terms of Section 6.5 which Indebtedness does not exceed $10,000,000 in the aggregate and is existing at the time such Person becomes a Subsidiary of the Company (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary of the Company);

(i) Guaranty Obligations (i) in respect of Indebtedness or other obligations of a Credit Party, (ii) of any Credit Party in respect of Indebtedness of a Foreign Subsidiary permitted pursuant to Section 6.1(j) and (iii) of a Subsidiary that is not a Credit Party in respect of Indebtedness of a Subsidiary that is not a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section;

(j) Indebtedness of any Subsidiary not otherwise permitted under this Section 6.1 not to exceed an aggregate amount equal to 5% of Consolidated Net Assets (measured as of the end of the most recently ended fiscal year) at any time outstanding; provided, however, that so long as all Indebtedness incurred in reliance on this Section 6.1(j) was made in compliance with the terms hereof, a subsequent decrease in Consolidated Net Assets shall not constitute a breach of this Section 6.1(j) irrespective of the 5% requirement;

(k) Indebtedness of the Company not to exceed $50,000,000 and secured by a Lien permitted pursuant to Section 6.2(h); provided that no Event of Default shall then exist or would exist after giving effect to the incurrence thereof on a Pro Forma Basis; and

(l) unsecured Indebtedness of the Company not otherwise permitted under this Section 6.1; provided that no Event of Default shall then exist or would exist after giving effect to the incurrence thereof on a Pro Forma Basis.

In connection with the refinancing of any Indebtedness permitted hereunder, with respect to which the incurrence of the new Indebtedness does not occur simultaneously with the discharge of the existing Indebtedness, the new Indebtedness shall be disregarded for purposes of calculating the Leverage Ratio, the Interest Leverage Ratio and for purposes of this Section 6.1 for up to thirty (30) days or such longer period of time approved by the Administrative Agent (but in any event not to exceed sixty (60) days); provided that (i) the Administrative Agent shall be satisfied with the arrangements pursuant to which the existing Indebtedness will be discharged with the proceeds of the new Indebtedness, (ii)(A) Administrative Agent (for benefit of the Secured Parties) will have a first priority Lien on the proceeds of the new Indebtedness prior to discharge of the existing Indebtedness on terms and conditions satisfactory to Administrative Agent or (B) the proceeds of the new Indebtedness shall be deposited with a trustee for the benefit of the holders of the new Indebtedness or the existing Indebtedness until the payment of the existing Indebtedness, (iii) the new Indebtedness will count for all purposes of this Agreement (including the Leverage Ratio, the Interest Leverage Ratio and for purposes of this Section 6.1) after the 30 day period (or such longer time as approved by the Administrative Agent) set forth above and (iv) the portion of the new Indebtedness disregarded shall not exceed the amount of the existing Indebtedness.

Section 6.2 Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b) Liens in favor of a Bank Product Provider in connection with a Bank Product; provided that such Liens shall secure the Credit Party Obligations on a pari passu basis;

(c) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.3;

(d) Liens imposed by law, such as landlords, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i)(A) are not overdue for a period of more than 30 days or (B) are not being contested by the Company or a Subsidiary (as the case may be) in good faith and by appropriate proceedings and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate;

(e) pledges or deposits (i) to secure obligations under workers’ compensation laws, unemployment insurance and other social security legislation or similar legislation or to secure letters of credit or bonds supporting such obligations or (ii) to secure public or statutory obligations;

(f) easements, rights of way and other encumbrances on title to real property owned by the Company or a Subsidiary (as the case may be) that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(g) Liens of a collection bank in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in any relevant jurisdiction and normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(h) cash pledges or deposits to secure obligations under letters of credit in an aggregate amount not to exceed $50,000,000 at any time;

(i) Liens existing on the date hereof and described on Schedule 3.31 hereto and, with respect to any Liens described on Schedule 3.31 that secure Surviving Debt, any as well as Liens to secure any extensions, renewals or replacements of such Liens in connection with refinancing or replacement of existing Indebtedness permitted under Section 6.1(g); provided that no such Lien shall extend to or cover any additional property;

(j) purchase money Liens upon or in real property or equipment acquired or held by the Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment (and, to the extent segregated and identifiable, the proceeds thereof) being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause (j) shall not exceed the amount permitted under Section 6.1(e) at any time outstanding;

(k) Liens arising in connection with Capital Leases of the Company permitted under Section 6.1(f); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capital Leases (and, to the extent segregated and identifiable, the proceeds thereof);

(l) Liens in favor of the Administrative Agent, Issuing Lender and/or Swingline Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(m) Liens securing Indebtedness of Foreign Subsidiaries permitted under Section 6.1(j);

(n) Liens on the assets of any Person that becomes a Subsidiary of the Company securing Indebtedness permitted under Section 6.1(h) (other than Liens incurred solely in contemplation of such Person becoming a Subsidiary of the Company);

(o) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(p) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 7.1(f).

Section 6.3 Nature of Business.

No Credit Party will, nor will it permit any Subsidiary to, make any material change in the nature of its business as carried on as of the date hereof.

Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a) Merge into or consolidate with any Person or permit any Person to merge into it, except that:

(i) any Subsidiary of the Company (other than the U.K. Borrower) may merge into or consolidate or amalgamate with the Company or any other Subsidiary of the Company; provided that, in the case of any such merger, consolidation or amalgamation, the Person formed by such merger, consolidation or amalgamation shall be a wholly owned Subsidiary of the Company; provided further that, in the case of any such merger, consolidation or amalgamation to which a Guarantor or a U.K. Guarantor is a party, the Person formed by such merger, consolidation or amalgamation shall be a Guarantor or a U.K. Guarantor, as applicable;

(ii) in connection with any sale or other disposition permitted under Section 6.4(b)(iv), any Subsidiary of the Company (other than the U.K. Borrower) may merge into or consolidate or amalgamate with any other Person or permit any other Person to merge into or consolidate or amalgamate with it; and

(iii) any merger, consolidation or amalgamation of a Subsidiary of the Company (other than the U.K. Borrower), pursuant to which the survivor is a Guarantor, shall be permitted in order to consummate a Permitted Acquisition or an Investment expressly permitted in Section 6.5(j);

provided, however, that in each case, immediately before and after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing.

(b) Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i) sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business;

(ii) sales, transfers or other dispositions in a transaction permitted under Section 6.4(a)(i);

(iii) (A) sales, transfers or other dispositions of assets among (1) the Company and the Guarantors or (2) among a Guarantor and other Guarantors or (3) among the U.K. Borrower and the U.K. Guarantors, (B) sales, transfers or other dispositions of assets from any Subsidiary to the Company or any Guarantor and (C) sales, transfers or other dispositions of assets from any Subsidiary that is not a Guarantor to the U.K. Borrower or the U.K. Guarantors;

(iv) the sale of any assets by the Company or any Subsidiary (other than a bulk sale of Inventory and a sale of Receivables other than delinquent accounts for collection purposes only) pursuant to one asset sale or a series of related asset sales so long as (A) no Default or Event of Default has occurred and is continuing, (B) the purchase price paid to the Company or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (C) the purchase price for such asset shall be paid to the Company or such Subsidiary and shall consist of at least 40% cash (other than in connection with asset sales involving Investments permitted by Section 6.5) and (D) the aggregate purchase price paid to the Company or any Subsidiary for any such assets shall not exceed $125,000,000;

(v) sales, transfers and dispositions of assets by the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company (A) if the terms of such sale, transfer or disposition, and consideration therefor, are on an arm’s-length basis, would be fair and reasonable for non-Affiliated transactions and are for 100% cash or (B) to the extent permitted by 6.5;

(vi) the termination of any Hedging Agreement;

(vii) so long as no Event of Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of clause (iv) above;

(viii) sales, transfers or other dispositions of machinery and equipment no longer used or useful in the conduct of business of owner thereof;

(ix) sales, transfers or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(x) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries; and

(xi) the sale or disposition of Cash Equivalents for fair market value.

Section 6.5 Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment or contract to make any Investment except for the following (the “Permitted Investments”):

(a) (i) Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the Third Amendment Effective Date (after giving effect to the

Acquisition), (ii) additional Investments in Credit Parties (other than the U.K. Borrower) and Investments in newly-formed, wholly-owned Subsidiaries that become Guarantors upon formation thereof, (iii) additional Investments in the U.K. Borrower and in Subsidiaries that are not Credit Parties in an aggregate amount invested from the Closing Date not to exceed $100,000,000, (iv) Investments by Subsidiaries that are not Guarantors in the Company or other Subsidiaries and (v) additional Investments in Subsidiaries of the Company in order to implement a restructure that is primarily to achieve tax benefits, provided that such restructure is approved by the Administrative Agent;

(b) loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(c) Investments by the Company and its Subsidiaries in Cash Equivalents;

(d) Investments existing as of the Third Amendment Effective Date as set forth on Schedule 3.33;

(e) Investments by the Company in Bank Products permitted under Section 6.1(a);

(f) Guaranty Obligations permitted under Section 6.1(i);

(g) Permitted Acquisitions, including (i) any Investments by the Company and/or any Subsidiary in another Subsidiary in order to provide funding to such Subsidiary to consummate a Permitted Acquisition (so long as such Permitted Acquisition is consummated within thirty (30) days after such Investment; provided that such thirty (30) day limitation shall not apply to any such Investment made prior to the Third Amendment Effective date in connection with the Acquisition) and (ii) any Investments held by the acquired Person at the time of any such Permitted Acquisition, provided that such Investment was not made in contemplation or anticipation of such Permitted Acquisition;

(h) (i) the conversion of Indebtedness of any of the Company’s Subsidiaries to equity and (ii) the write-off of intercompany Indebtedness among the Company and its Subsidiaries, in an aggregate amount not to exceed $250,000,000 during the term of this Agreement or such larger amount approved by the Administrative Agent, which approval shall not be unreasonably withheld;

(i) Investments by the Company and the Guarantors in the U.K. Borrower in an aggregate amount during any fiscal year as is deemed prudent by the Company to permit the U.K. Borrower to pay scheduled amortization and interest payments with respect to its Obligations under the Euro Term Loan Facility;

(j) Investments by the Company and its Subsidiaries not otherwise permitted under this Section 6.5 in an aggregate amount not to exceed 10% of Consolidated Net Assets (measured as of the end of the most recently ended fiscal quarter; provided, however, that so long as all Investments made in reliance on this Section 6.5(j) were made in compliance with the terms hereof, a subsequent decrease in Consolidated Net Assets shall not constitute a breach of this Section 6.5(j) irrespective of the 10% requirement) at any time outstanding; provided that, with respect to each Investment made pursuant to this clause (j);

(i) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Company and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Company or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(ii) such Investment shall be in property and assets which are part of, or in lines of business which are, substantially the same lines of business as one or more of the principal businesses of the Company and its Subsidiaries in the ordinary course (or any reasonable extensions or expansions thereof);

(iii) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof (excluding Equity Interests of the Borrowers), a reasonable estimate (as determined in good faith by the board of directors (or persons performing similar functions) of the Company or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer) of the obligations under all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries in connection with such Investment; and

(iv) immediately before and immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis, no Event of Default shall have occurred and be continuing; and

(k) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

Section 6.6 Speculative Transactions.

No Credit Party will, nor will it permit any of its Subsidiaries to, engage in any transaction involving commodity options or futures contracts or any similar speculative transactions.

Section 6.7 Formation of Subsidiaries.

No Credit Party will, nor will it permit any of its Subsidiaries to, organize or invest in any new Subsidiary except (a) as permitted under Section 6.5 (a), (h) or (j), (b) if the new Subsidiary is a Guarantor and complies with the requirement of a Guarantor set forth herein or (c) if the new Subsidiary is a U.K. Guarantor and complies with the requirement of a U.K. Guarantor set forth herein and in the U.K. Collateral Documents.

Section 6.8 Corporate Changes; Material Contracts.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year or (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders. No Credit Party shall (a) (i) except as permitted under Section 6.4, alter its legal existence in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its jurisdiction of incorporation or organization, without providing thirty (30) days prior written notice to the Administrative Agent (or such shorter time as approved by the Administrative Agent) and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, or (iii) change its registered legal name, without providing thirty (30) days prior written notice to the Administrative Agent (or such shorter time as approved by the Administrative Agent) and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, (b) become a general partner in any general or limited partnership or joint venture, (c) have more than one jurisdiction of incorporation, organization or formation or (d) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders. No Credit Party shall cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Credit Party thereunder or that would impair the interest or rights of the Administrative Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing, unless, so long as no Event of Default has occurred and is continuing, such cancellation, termination, consent, acceptance, amendment, modification, waiver, approval, agreement or action could not reasonably be expected to result in a Material Adverse Effect.

Section 6.9 Payment Restrictions Affecting Subsidiaries.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Credit Documents, (ii) any agreement or instrument evidencing Surviving Debt, (iii) the 2007 Indenture, the 2010 Indenture or any other indenture with such a provision to the extent such provision is not materially more adverse to the interests of the Lenders than the provisions in the 2007 and 2010 Indentures without the prior written consent of the Required Lenders and (v) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company.

Section 6.10 Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment; provided, that (a) the Company may make repurchases, redemptions or other acquisitions of its Equity Interests so long as (i) no Default or Event of Default has occurred or would result therefrom, (ii) the Company will be in compliance with the financial covenants set forth in Section 5.9 on a Pro Forma Basis after giving effect to such Restricted Payment and (iii) the amount paid by the Company with respect to such repurchases, redemptions or other acquisitions during the term of this Agreement shall not exceed an aggregate amount equal to $100,000,000, (b) the Company shall be permitted to make other Restricted Payments in an aggregate amount not to exceed $20,000,000 in any 12-month period so long as no Default or Event of Default shall then exist or would exist after giving effect to such Restricted Payment, (c) the Company may declare and make dividend payments or other distributions payable solely in common Equity Interests of the Company, (d) the Company may make payments on, repurchases, redemptions or other acquisitions of its Equity Interests that are in the form of convertible Indebtedness of the Company as a result of the exercise of conversion rights by the holder thereof, (e) Subsidiaries of the Company may declare and make dividend payments or other distributions to the Company or other Subsidiaries of the Company, (f) Subsidiaries of the Company that are not Guarantors may declare and make dividend payments or other distributions to the extent such dividend payments or other distributions are paid ratably to the holders of the Equity Interests thereof according to their respective Equity Interests and (g) Guarantors, the U.K. Borrower and U.K. Guarantors may declare and make dividend payments or other distributions to the extent such dividend payments or other distributions are paid ratably to the holders of the Equity Interests thereof according to their respective Equity Interests; provided, that, with respect to this clause (g), (i) the Company shall be in compliance with the financial covenants set forth in Section 5.9 after giving effect to such dividend payments or other distributions on a Pro Forma Basis or (ii) such dividend payments or other distributions are approved by the Administrative Agent.

Section 6.11 Prepayments, Etc., of Debt.

The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, (a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, the principal under the 2007 Senior Notes or the 2010 Senior Notes or (b) amend, modify or change in any manner any term or condition of or relating to the 2007 Senior Notes, the 2010 Senior Notes or any Surviving Debt in any manner that would (i) increase the interest rate or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof in a manner that would be materially adverse to the Lenders; (iii) alter the covenants or events of default in a manner that would make such provisions materially more onerous or restrictive to the Company or any such Subsidiary; or (iv) otherwise materially increase the obligations of the Company or any Subsidiary thereunder, or permit any of its Subsidiaries to do any of the foregoing, other than to prepay any Indebtedness payable to the Borrowers or a Guarantor. Notwithstanding the foregoing, the Company shall be permitted to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, unsecured Indebtedness; provided that either (A) after giving effect to such prepayment on a Pro Forma Basis (1) the Leverage Ratio (as determined by the Administrative Agent) of the Company and its Subsidiaries is less than 3.0:1.0 and (2) the Borrowers shall have at least $35,000,000 of borrowing availability under the Revolving Credit Facility or (B) such prepayment, redemption or purchase results from the exercise of conversion rights under Equity Interests that is in the form of convertible Indebtedness of the Company.

Section 6.12 No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) pursuant to this Agreement or any Credit Document, (ii) in connection with (A) any Indebtedness incurred under the 2007 Senior Notes or the 2010 Senior Notes (or any refinancing thereof permitted under Section 6.1(g) or other senior notes with applicable covenants that not materially more adverse to the interest of the Lenders), (B) any Surviving Debt as in effect on the Effective Date (or any refinancing thereof permitted under Section 6.1(g)), (C) any purchase money Indebtedness permitted by Section 6.1(e) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (D) any Capital Lease permitted by Section 6.1(f) solely to the extent that such Capital Lease prohibits a Lien on the property subject thereto, (E) any Indebtedness permitted by Section 6.1(k) or (F) any Indebtedness outstanding on the date any Subsidiary of the Company becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Company), (iii) agreements relating to prohibitions on easements, rights of way or other encumbrances on title to real property and (iv) customary provisions in leases in the ordinary course of business.

Section 6.13 Bank Accounts.

Each of the Credit Parties will not open, maintain or otherwise have any primary depository or controlled disbursement accounts at any bank or other financial institution that is not a Lender; provided, however, Foreign Subsidiaries that are Credit Parties may maintain primary depository or controlled disbursement accounts with financial institution that are not Lenders to the extent that there is no Lender in the jurisdiction of such Foreign Subsidiary that is able to perform such function.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. (i) Any Borrower shall fail to pay any principal of any Loan when the same shall become due and payable or (ii) any Borrower shall fail to pay any interest on any Loan, or any Credit Party shall fail to make any other payment under any Credit Document, in each case under this clause (ii) within three (3) Business Days after the same shall become due and payable; or

(b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been (i) with respect to representations and warranties that contain a materiality qualification, incorrect, false or misleading on or as of the date made or deemed made and (ii) with respect to representations and warranties that do not contain a materiality qualification, incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) Covenant Default.

(i) Any Credit Party or any Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Section 5.1, 5.2(a) or (b), 5.4, 5.7, 5.9, 5.18(c) or Article VI; or

(ii) Any Credit Party or any Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of the Company becomes aware of such failure or (B) written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(d) Indebtedness Cross-Default. (i) Any Credit Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of such Credit Party or such Subsidiary (as the case may be) that is outstanding in a principal amount of at least $20,000,000 either individually or in the aggregate for all such Credit Parties and Subsidiaries (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or (ii) any Credit Party or any of its Subsidiaries shall breach or default any payment obligation under any Hedging Agreement that is a Bank Product to the extent such breach or default in any payment obligation is not cured within three (3) Business Days after the same shall become due and payable; or

(e) Bankruptcy Default. Any Credit Party or any of its material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party or any of its material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Credit Party or any of its material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgment Default. (i) Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $20,000,000 shall be rendered against any Credit Party or any of its Subsidiaries and either (1) enforcement proceedings shall have been commenced and not stayed or discontinued by any creditor upon such judgment or order or (2) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 7.1(f) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least “A” by A.M. Best Company, covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order or (ii) any non-monetary judgment or order shall be rendered against any Credit Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) ERISA Default. The occurrence of any of the following which could reasonably be expected to result in a Material Adverse Effect: (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; or

(h) Change of Control. There shall occur a Change of Control; or

(i) Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j) Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority (subject to Permitted Liens), perfected Lien on a material portion of the Collateral (except as otherwise permitted by this Agreement); or

(k) Existing Debt. (i) Any default under, or an “Event of Default” as defined in, the 2007 Indenture shall have occurred and be continuing or (ii) any default under, or an “Event of Default” as defined in, the 2010 Indenture shall have occurred and be continuing.

Section 7.2 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Company to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Credit Party or Obligated Foreign Subsidiary shall have rights as a third party beneficiary of any of such provisions.

(b) For the purpose of the French Pledge Agreements, each Lender appoints the Administrative Agent to act as its security agent and to execute the French Pledge Agreements on its behalf. In this capacity, the Administrative Agent shall send to each Secured Party under the French Pledge Agreements, details of each communication delivered to it by the French Subsidiary for that Secured Party under this Agreement or the French Pledge Agreements promptly after receipt thereof.

Section 8.2 Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) only with respect to the French Pledge Agreements, it is specified that the relationship between the Lenders and the Administrative Agent is that of principal and agent only;

(c) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(d) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party or Obligated Foreign Subsidiary, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7 Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party

Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.8 Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9 Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 8.10 Collateral and Guaranty Matters.

(a) The Lenders and the Bank Product Provider irrevocably authorize and direct the Administrative Agent:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders; and

(ii) to release any Guarantor or Obligated Foreign Subsidiary from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor or Obligated Foreign Subsidiary as a result of a transaction permitted hereunder.

(b) In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party or Obligated Foreign Subsidiary, at the Borrowers’ expense, all documents that the applicable Credit Party or Obligated Foreign Subsidiary shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor or Obligated Foreign Subsidiary from its obligations under the Guaranty pursuant to this Section.

Section 8.11 Bank Products.

No Bank Product Provider that obtains the benefits of Sections 2.11 and 7.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Products unless the Administrative Agent has received written notice (including, without limitation, a Bank Product Provider Notice) of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Waivers, Consents and Release of Collateral.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. The Required Lenders may or, with the consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of Default Interest which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definitions of U.K. Asset Disposition, U.S. Asset Disposition, U.K. Recovery Event or U.S. Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment, (C) any reduction in the stated rate of interest on the Euro Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Euro Term Loan and (D) any reduction in the stated rate of interest on the U.S. Term Loan shall only require the written consent of each Lender holding a portion of the outstanding U.S. Term Loan; or

(ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) release any Borrower or all or substantially all of the value of the Guaranty, without the written consent of all of the Lenders and Bank Product Providers that have previously provided a Bank Product Provider Notice to the Administrative Agent pursuant to the terms hereof; provided that the Administrative Agent may release any Guarantor or Obligated Foreign Subsidiary permitted to be released pursuant to the terms of this Agreement; or

(iv) release all or substantially all of the value of the Collateral without the written consent of all of the Lenders and Bank Product Providers that have previously provided a Bank Product Provider Notice to the Administrative Agent pursuant to the terms hereof; provided that the Administrative Agent may release any Collateral permitted to be released pursuant to the terms of this Agreement or the Security Documents; or

(v) without the written consent of all of the Lenders, (i) subordinate the Loans to any other Indebtedness or (ii) except as provided by operation of applicable law, subordinate the Liens granted under the Security Documents or under any other Credit Documents to any other Lien; or

(vi) permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(vii) permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(ix) without the consent of Lenders holding at least a majority of the outstanding Revolving Commitments, amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or

(x) amend, modify or waive (A) the order in which Credit Party Obligations are paid or (B) the pro rata sharing of payments by and among the Lenders, in each case in accordance with Section 2.11(b) or 9.7(b) without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(xi) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(xii) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(xiii) amend the definitions of “Hedging Agreement,” “Bank Product,” or “Bank Product Provider” without the consent of any Bank Product Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Obligated Foreign Subsidiaries, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Obligated Foreign Subsidiaries, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Company and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or (ii) correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 9.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent in accordance with Section 2.22.

Section 9.2 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) If to the Company or any other Credit Party:

Esterline Technologies Corporation

500 108th Avenue NE, Suite 1500

Bellevue, WA 98004

Attention:	Mr. Robert George
Telephone:	(425) 519-1869
Fax:	(425) 453-2916

Email: bob.george@esterline.com

(ii) If to the Administrative Agent:

Wells Fargo Bank, National Association, as Administrative Agent

1525 West W.T. Harris Blvd.

Mail Code NC 0680

Charlotte, North Carolina 28262

Attention:	Syndication Agency Services
Telephone:	(704) 383-3612
Fax:	(704) 383-4131

with a copy to:

Wells Fargo Bank, National Association

999 3rd Avenue, 12th Floor

Seattle, Washington 98104

Attention:	Russ Carson
Telephone:	(206) 292-3207
Fax:	(206) 343-6626

Email: carsonru@wellsfargo.com

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Swingline Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Lender pursuant to Article II if such Lender, the Swingline Lender or the Issuing

Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party and Obligated Foreign Subsidiary agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Credit Parties or the Obligated Foreign Subsidiaries, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.

Section 9.5 Payment of Expenses and Taxes; Indemnity.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding the foregoing, the U.K. Borrower shall not be obligated to pay for any such expenses, except to the extent that they relate to the Obligations of the U.K. Borrower under the Euro Term Loan, the U.K. Borrower Revolving Loans, the U.K. Guaranty or the U.K. Collateral Documents.

(b) Indemnification by the Credit Parties. The Credit Parties and the Obligated Foreign Subsidiaries shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Credit Party or Obligated Foreign Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Credit Party or Obligated Foreign Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Company or any other Credit Party or Obligated Foreign Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Company or such Credit Party or Obligated Foreign Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This section (b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from non-Tax claim. Notwithstanding the foregoing, the U.K. Borrower shall not be obligated under this Section 9.5(b), except to the extent that they relate to the Obligations of the U.K. Borrower under the Euro Term Loan, the U.K. Borrower Revolving Loans, the U.K. Guaranty or the U.K. Collateral Documents.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the

Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Credit Parties or Obligated Foreign Subsidiaries shall assert, and each of the Credit Parties and Obligated Foreign Subsidiaries hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions.

(e) Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(f) Survival. The agreements contained in this Section shall survive the resignation of the Administrative Agent, the Swingline Lender and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Credit Party Obligations.

Section 9.6 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Credit Party or Obligated Foreign Subsidiary may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby,

Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any portion of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of any portion of the Euro Term Loan Facility or the U.S. Term Loan Facility (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the primary syndication of the Loans has not been completed as determined by Wells Fargo; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) a Euro Term Loan Commitment or U.S. Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A)only one (1) such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds) and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including the benefit of the Security Documents), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation, of any Lender as a Defaulting Lender.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 8.7 and 9.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver requiring the approval of 100% of the Lenders. Subject to paragraph (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided such Participant agrees to be subject to Sections 2.14 and 2.16 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (such consent not to be unreasonably withheld or delayed).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7 Right of Set-off; Sharing of Payments.

(a) If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Company or any other Credit Party or Obligated Foreign Subsidiary against any and all of the obligations of the Company or such Credit Party or Obligated Foreign Subsidiary now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Swingline Lender or the Issuing Lender, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Company or such Credit Party or Obligated Foreign Subsidiary may be contingent or unmatured or are owed to a branch or office of such Lender, the Swingline Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lender or their respective Affiliates may have. Each Lender, the Swingline Lender and the Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, the rights of setoff provided for in this Section 9.7(a) shall apply to the U.K. Borrower only to the extent of the Obligations of the U.K. Borrower under the Euro Term Loan, the U.K. Borrower Revolving Loans, the U.K. Guaranty or the U.K. Collateral Documents.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans and (2) any amounts received by the Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

(c) Each Credit Party and Obligated Foreign Subsidiary consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party and Obligated Foreign Subsidiary rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party or Obligated Foreign Subsidiary in the amount of such participation.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9 Counterparts; Effectiveness; Electronic Execution.

(a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Company, the Guarantors, the Obligated Foreign

Subsidiaries, the Lenders and the Administrative Agent, and the Administrative Agent shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Company, the Guarantors, the Obligated Foreign Subsidiaries, the Administrative Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11 Integration.

This Agreement and the other Credit Documents represent the agreement of the Company, the other Credit Parties, the Obligated Foreign Subsidiaries, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Company, the other Credit Parties, the Obligated Foreign Subsidiaries, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12 Governing Law.

This Agreement and the other Credit Documents any claims, controversy or dispute arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.13 Consent to Jurisdiction; Service of Process and Venue.

(a) Consent to Jurisdiction. The Company and each other Credit Party and Obligated Foreign Subsidiary irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Company or any other Credit Party or Obligated Foreign Subsidiary or its properties in the courts of any jurisdiction.

(b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c) Venue. The Company and each other Credit Party and Obligated Foreign Subsidiary irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14 Confidentiality.

Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Bank Product or any action or proceeding relating to this Agreement, any other Credit Document or Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective party

(or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to each Borrower and its obligations, this Agreement or payments hereunder, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Obligated Foreign Subsidiaries, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15 Acknowledgments.

The Company and the other Credit Parties and Obligated Foreign Subsidiaries each hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Company and the other Credit Parties and the Obligated Foreign Subsidiaries, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c) no joint venture exists among the Lenders and the Administrative Agent or among the Company, the Administrative Agent or the other Credit Parties or Obligated Foreign Subsidiaries and the Lenders.

Section 9.16 Waivers of Jury Trial; Waiver of Consequential Damages.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17 Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties and Obligated Foreign Subsidiaries, which information includes the name and address of the Borrowers and the other Credit Parties and Obligated Foreign Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the other Credit Parties and Obligated Foreign Subsidiaries in accordance with the Patriot Act.

Section 9.18 Resolution of Drafting Ambiguities.

Each Credit Party and Obligated Foreign Subsidiary acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19 Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Credit Party Obligations. Notwithstanding any provision of this Credit Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Credit Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

Section 9.20 Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties and Obligated Foreign Subsidiaries shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrowers, deliver all the Collateral in its possession to the Company and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

Section 9.21 Reserved.

Section 9.22 Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

Section 9.23 Appointment of Company.

Each of the U.K. Borrower, the Guarantors and the Obligated Foreign Subsidiaries hereby appoints the Company to act as its agent for all purposes under this Agreement and agrees that (a) the Company may execute such documents on behalf of such U.K. Borrower, Guarantor or Obligated Foreign Subsidiary as the Company deems appropriate in its sole discretion and the U.K. Borrower, each Guarantor and Obligated Foreign Subsidiary shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to the U.K. Borrower, each Guarantor and Obligated Foreign Subsidiary, (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of the U.K. Borrower, each Guarantor and Obligated Foreign Subsidiary and (d) the Company shall serve as agent for service of process on behalf of such U.K. Borrower, Guarantor or Obligated Foreign Subsidiary.

Section 9.24 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties and Obligated Foreign Subsidiaries acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and WFS, on the other hand, and the Credit Parties and Obligated Foreign Subsidiaries are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and WFS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor WFS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party or Obligated Foreign Subsidiary with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or WFS has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent nor WFS has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and WFS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor WFS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and WFS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties and Obligated Foreign Subsidiaries have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties and Obligated Foreign Subsidiaries hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or WFS with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.25 Responsible Officers and Authorized Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers and the Authorized Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by (a) an updated Schedule 3.29 and (b) evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent (or such earlier time as agreed to by the Administrative Agent).

Section 9.26 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Credit Party or Obligated Foreign Subsidiary in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Credit Party and Obligated Foreign Subsidiary agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

ARTICLE X

GUARANTY

Section 10.1 The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Company, the Guarantors and the

Obligated Foreign Subsidiaries from the Extensions of Credit hereunder and any Bank Product, the Company, each of the Guarantors and each of the Obligated Foreign Subsidiaries hereby agrees with the Administrative Agent, the Lenders and the Bank Product Provider as follows: (a) each Guarantor and Obligated Foreign Subsidiary hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations and (b) the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations of the U.K. Borrower. If any or all of the indebtedness becomes due and payable hereunder or under any Bank Product, the Company, each Guarantor and each Obligated Foreign Subsidiary unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrowers, including specifically all Credit Party Obligations, arising in connection with this Agreement, the other Credit Documents or any Bank Product, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrowers may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of the Company, a Guarantor or a Obligated Foreign Subsidiary shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each of the Company, such Guarantor or such Obligated Foreign Subsidiary hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.

Additionally, each of the Company, the Guarantors and the Obligated Foreign Subsidiaries unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrowers to the Lenders and any Bank Product Provider whether or not due or payable by the Borrowers upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States. Each of the Company, the Guarantors and the Obligated Foreign Subsidiaries further agrees that to the extent that the Borrowers, a Guarantor or an

Obligated Foreign Subsidiary shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrowers, a Guarantor or an Obligated Foreign Subsidiary, the estate of the Borrowers, a Guarantor or an Obligated Foreign Subsidiary, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

The liability of the Company, each Guarantor and each Obligated Foreign Subsidiary hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrowers whether executed by the Company, any such Guarantor or Obligated Foreign Subsidiary, any other guarantor or by any other party, and neither the Company nor any Guarantor’s or Obligated Foreign Subsidiary’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrowers, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Bank Product Provider the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Company, the Guarantors and Obligated Foreign Subsidiaries waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.

The obligations of the Company, each Guarantor and each Obligated Foreign Subsidiary hereunder are independent of the obligations of any other Guarantor, Obligated Foreign Subsidiary or the Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, Obligated Foreign Subsidiary or the Borrowers and whether or not any other Guarantor, Obligated Foreign Subsidiary or any Borrower is joined in any such action or actions.

Section 10.5 Authorization.

Each of the Company, the Guarantors and the Obligated Foreign Subsidiaries authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor, Obligated Foreign Subsidiary or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, Obligated Foreign Subsidiaries, any Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 10.6 Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Bank Product Provider to inquire into the capacity or powers of the Borrowers or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the Company, the Guarantors and Obligated Foreign Subsidiaries waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Bank Product Provider’s whatsoever. Each of the Company, the Guarantors and Obligated Foreign Subsidiaries waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company, any Guarantor or Obligated Foreign Subsidiary hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. Each of the Company, the Guarantors and Obligated Foreign Subsidiaries waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company, the Guarantors and Obligated Foreign Subsidiaries against any Borrower or any other party or any security.

(b) Each of the Company, the Guarantors and Obligated Foreign Subsidiaries waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each of the Company, each Guarantor and each Obligated Foreign Subsidiary assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which the Company, such Guarantor or such Obligated Foreign Subsidiary assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise the Company, such Guarantor or such Obligated Foreign Subsidiary of information known to it regarding such circumstances or risks.

(c) Each of the Company, the Guarantors and the Obligated Foreign Subsidiaries hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Bank Product Provider against any Borrower or any other guarantor of the Credit Party Obligations of any Borrower owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. Each of the Company, the Guarantors and the Obligated Foreign Subsidiaries hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Credit Party Obligations of the Borrowers until such time as the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) shall have been paid in full and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Bank Product Provider (only with respect to obligations under the applicable Bank Product) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Bank Product.

Section 10.9 Confirmation of Payment; Release.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrowers, the Guarantors, the Obligated Foreign Subsidiaries or any other Person that such indebtedness and obligations have been paid, the Commitments relating thereto terminated and the release of the Company, the Guarantors or the Obligated Foreign Subsidiaries under their obligations under Article X of this Agreement, all subject to the provisions of Section 10.2.

ARTICLE XI

SPECIAL PROVISIONS APPLICABLE TO LENDERS UPON THE OCCURRENCE OF A SHARING EVENT

Section 11.1 Participations.

Upon the occurrence of a Sharing Event, the Lenders shall automatically and without further action be deemed to have exchanged interests in the outstanding Loans and outstanding Letters of Credit such that, in lieu of the interests of each Lender in each Loan and each outstanding Letter of Credit, such Lender shall hold an interest in all Revolving Loans, Euro Term Loans, U.S. Term Loans and Swingline Loans, made to the Borrowers and all outstanding Letters of Credit issued for the account of such Persons or their Subsidiaries at such time, whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof. The foregoing exchanges shall be accomplished automatically pursuant to this Section 11.1 through purchases and sales of participations in the various Loans and outstanding Letters of Credit as required hereby, although at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent to evidence the same. All purchases and sales of participating interests pursuant to this Section 11.1 shall be made in Dollars. At the request of the Administrative Agent, each Lender which has sold participations in any of its Loans and outstanding Letters of Credit as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above. For the avoidance of doubt, a Sharing Event shall be deemed to have occurred immediately prior to any acceleration pursuant to Section 7.2 or any distribution under Section 2.11(b) or Section 2.21(a)(ii).

Section 11.2 Administrative Agent’s Determination Binding.

All determinations by the Administrative Agent pursuant to this Article XI shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Loans and Letters of Credit and other Extensions of Credit hereunder in accordance with the provisions hereof. Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Credit Parties and each of the Lenders. The Administrative Agent shall have no liability to any Credit Party or Lender hereunder for any determinations made by it hereunder except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 11.3 Participation Payments in Dollars.

Upon, and after, the occurrence of a Sharing Event (a) no further Extensions of Credit shall be made, (b) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Loans denominated in Foreign Currencies (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Sharing Event) shall be payable in Dollars (taking the Dollar Equivalent of such amounts on the date payment is made with respect thereto) and shall be distributed by the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (c) all Revolving Commitments shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any Extensions of Credit upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

Section 11.4 Delinquent Participation Payments.

If any amount required to be paid by any Lender pursuant to this Article XI is not paid to the Administrative Agent on the date upon which the Sharing Event occurred, such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (a) the amount so required to be paid by such Lender for the purchase of its participations, (b) the daily average Federal Funds Rate, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (c) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Article XI shall be conclusive in the absence of manifest error. Amounts payable by any Lender pursuant to this Article XI shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

Section 11.5 Settlement of Participation Payments.

Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Article XI and the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

Section 11.6 Participation Obligations Absolute.

Each Lender’s obligation to purchase participating interests pursuant to this Article XI shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Credit Party or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default or an Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (iv) any breach of this Agreement by any Credit Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 11.7 Increased Cost; Indemnities.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (a) each Lender which has purchased such participations shall be entitled to receive from the Credit Parties any increased costs and indemnities (including, without limitation, pursuant to Section 2.14, 2.15, 2.16, 2.17, 2.18 and 9.5) directly from the Credit Parties to the same extent as if it were the direct Lender as opposed to a participant therein and (b) each Lender which has sold such participations shall be entitled to receive from the Credit Parties indemnification from and against any and all Taxes imposed as a result of the sale of the participations pursuant to this Article XI. Each Credit Party acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Article XI, increased Taxes may be owing by it pursuant to Section 2.16, which Taxes shall be paid (to the extent provided in Section 2.16) by the respective Credit Party or Credit Parties, without any claim that the increased Taxes are not payable because some resulted from the participations effected as otherwise required by this Article XI. Notwithstanding the foregoing, the U.K. Borrower shall not be obligated under this Section 11.7, except to the extent that such obligations relate to the Obligations of the U.K. Borrower under the Euro Term Loan, the U.K. Borrower Revolving Loans, the U.K. Guaranty or the U.K. Collateral Documents.

Section 11.8 Provisions Solely to Effect Intercreditor Agreement.

The provisions of this Article XI are and are intended solely for the purpose of effecting a sharing arrangement among the Lenders and reflects an agreement among creditors. Except as contemplated by Sections 11.3 and 11.7, none of the Credit Parties shall have any rights or obligations under this Article XI. Nothing contained in this Article XI is intended to or shall impair the obligations of the Credit Parties, which are absolute and unconditional, to pay the Credit Party Obligations as and when the same shall become due and payable in accordance with their terms.